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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-163165
and Registration No. 333-164559

PROSPECTUS SUPPLEMENT (To Prospectus Dated November 30, 2009)

Sinovac Biotech Ltd.

10,000,000 Common Shares

We are offering 10,000,000 common shares through this prospectus supplement and the accompanying prospectus.

Our common shares are listed on the NASDAQ Global Market under the symbol "SVA." The last reported sale price of our common shares on January 27, 2010 was $6.11 per share.

Investing in our common shares involves a high degree of risk. See "Risk factors" beginning on page S-18 of this prospectus supplement.

	Per Common Share	Total

Public offering price	$5.75	$57,500,000

Underwriting discounts and commissions	$0.2875	$2,875,000

Proceeds, before expenses, to us	$5.4625	$54,625,000

The underwriters may also purchase up to an additional 1,500,000 common shares from us at the public offering price, less the underwriting discounts and commissions payable by us, to cover over-allotments, if any, within 30 days from the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters are offering the common shares as set forth under "Underwriting." Delivery of the common shares will be made on or about February 2, 2010.

UBS Investment Bank	Piper Jaffray

The date of this prospectus supplement is January 27, 2010.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front of this prospectus supplement only, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common shares. Our business, financial condition, results of operations and prospects may have changed since that date.

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 About this prospectus supplement

This document is comprised of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common shares and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in "Where you can find more information about us" in this prospectus supplement.

Conventions used in this prospectus supplement

In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires,

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"Sinovac," "we," "us," "our company" and "our" refer to Sinovac Biotech Ltd., its predecessor entities and its consolidated subsidiaries;

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"China," "Chinese," or "PRC" refers to the People's Republic of China, excluding, for the purposes of this prospectus supplement and the accompanying prospectus, Taiwan and the special administrative regions of Hong Kong and Macau;

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"RMB" or "Renminbi" refers to the legal currency of China; and "$"or "U.S. dollars" refers to the legal currency of the United States; and

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"shares" or "common shares" refers to our common shares, par value $0.001 per share.

Unless otherwise indicated, information in this prospectus supplement and the accompanying prospectus concerning economic conditions and our industry is based on information from independent industry analysts and publications, as well as our estimates. Except where otherwise noted, our estimates are derived from publicly available information released by third party sources, as well as data from our internal research, and are based on such data and our knowledge of our industry, which we believe to be reasonable.

Certain market share data are based on the lot release records of vaccines approved for sale by the China National Institute for the Control of Pharmaceutical and Biological Products, and do not necessarily reflect actual sale numbers.

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 Where you can find more information about us

We file reports and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

Our Internet website is http://www.sinovac.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus supplement or the accompanying prospectus.

This prospectus supplement and any accompanying prospectus are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as indicated below. Forms of the documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus supplement or the accompanying prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC's Public Reference Room in Washington, D.C., as well as through the SEC's website.

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 Incorporation of documents by reference

The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement and the accompanying prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that is filed later.

We incorporate by reference the documents listed below:

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Our annual report on Form 20-F for the fiscal year ended December 31, 2008, the amendment thereto filed with the SEC on May 1, 2009 and August 20, 2009, respectively, and any amendment thereto subsequently filed.

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Our reports on Form 6-K filed with the SEC on August 27, 2009 (File No. 001-32371-091038415), August 27, 2009 (File No. 001-32371-091038439), August 27, 2009 (File No. 001-32371-091038477), August 27, 2009 (File No. 001-32371-091038497), August 27, 2009 (File No. 001-32371-091038528), August 27, 2009 (File No. 001-32371-091038532), August 27, 2009 (File No. 001-32371-091038553), August 27, 2009 (File No. 001-32371-091038573), September 28, 2009 (File No. 001-32371-091089391), September 28, 2009 (File No. 001-32371-091089396), September 28, 2009 (File No. 001-32371-091089401), September 28, 2009 (File No. 001-32371-091089407), September 28, 2009 (File No. 001-32371-091089413), September 28, 2009 (File No. 001-32371-091089423), November 18, 2009 (File No. 001-32371-091191965), November 27, 2009 (File No. 001-32371-091209431) and January 20, 2010.

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The description of our common shares contained in the registration statement on Form 8-A (File No. 001-32371-091179800) filed with the SEC on November 13, 2009, including any amendment and report subsequently filed for the purpose of updating that description.

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With respect to each offering of the common shares under this prospectus supplement, all subsequent reports on Form 20-F and any report on Form 6-K that indicates it is being incorporated by reference, in each case, that we file with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus supplement.

Our annual report on Form 20-F for the fiscal year ended December 31, 2008, as amended, contains a description of our business and audited consolidated financial statements with a report by our independent auditors. These financial statements are prepared in accordance with accounting principles generally accepted in the United States.

Unless expressly incorporated by reference, nothing in this prospectus supplement and the accompanying prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus

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Incorporation of documents by reference

supplement, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus supplement, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement on the written or oral request of that person made to:

Helen G. Yang
Manager of International Business Development
No.39 Shangdi Xi Road,
Haidian District, Beijing 100085
People's Republic of China
 Tel: +86-10-8289-0088
Fax: +86-10-6296-6910
E-mail: yangg@sinovac.com

You should rely only on the information that we incorporate by reference or provide in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

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 Special note regarding forward-looking statements

This prospectus supplement, the accompanying prospectus and the information incorporated herein and therein by reference may contain "forward-looking" statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. Words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will," "would," or similar expressions, which refer to future events and trends, identify forward-looking statements. These forward-looking statements include, among other things, statements relating to:

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our future financial performance and projected expenditures;

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our ability to enter into future collaborations with pharmaceutical, biopharmaceutical and biotechnology companies and academic institutions or to obtain funding from government agencies;

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our product research and development activities, including the timing and progress of our clinical trials and projected expenditures;

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our ability to receive regulatory approvals to develop and commercialize our products;

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our ability to increase our manufacturing capabilities for our products;

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our projected markets and growth in markets;

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our staffing needs;

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our use of the proceeds from this offering; and

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our plans for sales and marketing.

We do not guarantee that the transactions and events described in this prospectus supplement or in the accompanying prospectus will happen as described or that they will happen at all. You should read this prospectus supplement and the accompanying prospectus completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements made in this prospectus supplement and the accompanying prospectus relate only to events as of the date on which the statements are made. We undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though our situation may change in the future.

Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control, and depend on future business decisions that are subject to change. Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we make inevitably will not materialize, and unanticipated events may occur which will affect our results. The "Risk factors" section of this prospectus supplement directs you to a description of the principal contingencies and uncertainties to which we believe we are subject.

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Prospectus summary

This summary highlights selected information included elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus and does not contain all the information that you should consider before investing in our common shares. You should read carefully this entire prospectus supplement, the accompanying prospectus and the documents that we have filed with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus, including the financial statements and notes thereto, before making an investment decision.

OVERVIEW

We are a fully integrated, profitable China-based biopharmaceutical company that focuses on the research, development, manufacturing and commercialization of vaccines that protect against infectious diseases. We have successfully developed a portfolio of market leading products, consisting of vaccines against the hepatitis A, hepatitis B and influenza viruses. In 2002, we launched our first product, Healive, which was the first inactivated hepatitis A vaccine developed, produced and marketed by a China-based manufacturer. In 2005, we received regulatory approvals in China for the production of Bilive, a combined hepatitis A and B vaccine, and Anflu, a split viron influenza vaccine. In April 2008, we received regulatory approval in China for the production in China of our whole viron pandemic H5N1 influenza (avian flu) vaccine, which is the only vaccine approved for sale to the Chinese national vaccine stockpiling program. In September 2009, we were granted a production license for Panflu.1, which was the first approved vaccine in the world against the influenza A H1N1 virus (swine flu). Our pipeline consists of various vaccine candidates in the pre-clinical and clinical development phases in China. We have filed an application to commence human clinical trials of a vaccine for EV71 (hand, foot and mouth disease) and plan to file an application for the clinical trials of a human vaccine for pneumococcal diseases as early as 2010. Our product pipeline also includes human vaccines for Japanese encephalitis, haemophilus influenzae type b (Hib), meningitis, rabies, chickenpox, mumps and rubella that have completed or are in pre-clinical development, and a vaccine for the severe acute respiratory syndrome, or SARS, virus that has completed a Phase I clinical trial.

COMPETITIVE STRENGTHS

We believe our principal competitive strengths are as follows:

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Portfolio of market leading products. Our current portfolio consists of a number of market leading vaccines in China. According to the lot release records of vaccines approved for sale by the China National Institute for the Control of Pharmaceutical and Biological Products, or NICPBP, since 2007 we have been consistently ranked No. 1 for inactivated hepatitis A vaccines and have been ranked as one of the top two market-share leaders in the overall hepatitis A vaccine market that includes both the inactivated and attenuated varieties. We are one of the only two manufacturers in China that produce the combined Hepatitis A and B vaccine, and our market share in China increased to 94.4% in 2009 from 43.9% in 2007. The market share of our Anflu vaccine increased to No. 3 in 2009 from No. 9 in 2007. Our Panflu.1 vaccine for H1N1 influenza virus ranked No. 2 in 2009. Our Panflu is the only approved vaccine available in China against the H5N1 influenza (avian flu) virus.

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Proven track record of product research and development and commercialization. Since our inception, we have successfully developed and marketed Healive, Bilive, Anflu, Panflu and Panflu.1, and have made significant advances in the prevention of SARS. We believe that we were the first company in the world to complete a Phase I clinical trial of a SARS vaccine. In addition, our avian influenza vaccine product, Panflu, is the only approved vaccine available in China against the H5N1 influenza virus. Our Panflu.1 is the first approved vaccine in China and the world against the influenza A H1N1 virus. Since we launched Healive in 2002, we have sold a total of approximately 22.5 million doses of Healive as of September 30, 2009. We have built a strong team of research and development personnel who leverage their significant years of combined experience with what we believe are low operating costs, strong relationships with relevant governmental authorities and research institutes, and leading technologies to develop and commercialize our vaccines. As of September 30, 2009, our research and development team consisted of 50 dedicated researchers, 37 of whom had a master's degree or a more advanced degree.

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Robust pipeline provides near and long-term growth opportunities. In an effort to capitalize on the rapid growth of the Chinese vaccine market, we have established a diverse portfolio of product candidates targeting attractive commercial opportunities. Our product candidates are at different stages of development and include human vaccines against EV71, pneumococcal, haemophilus influenzae type b (Hib), meningitis, Japanese encephalitis, rabies, chickenpox, mumps and rubella. Our product pipeline also includes a vaccine for rabies in animals.

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Well-established sales and distribution network. Unlike many of our competitors who typically rely on third party distributors to sell to the Centers for Disease Control and Prevention, or CDCs, China's dominant channel for vaccine sales, our sales and marketing team, which comprised 98 staff members in 31 provinces throughout China as of December 31, 2009, in most cases, sells directly to the CDCs. This network enables us to better control the supply chain and gain a deeper understanding of the end market. As of December 31, 2009, our sales network covered 235 city level CDCs and 1,263 county level CDCs, out of total 333 city level CDCs and 2,872 county level CDCs across China. Our sales team has created stable relationships with our customers by providing them with technical support and education. We believe these efforts have contributed to our reputation for quality and brand awareness in the Chinese vaccine market. In addition, we have also entered into various distribution agreements with international healthcare companies such as LG Life Sciences and Glovax to distribute products in different parts of the world. Such business partnerships enable us to explore business opportunities both domestically and internationally.

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Advanced manufacturing facilities and stringent quality assurance. We have two production lines and one filling and packaging line located in our principal manufacturing facility located in Beijing, China. All of our three lines are Chinese GMP-certified and we have put in place comprehensive measures to control quality throughout the production process. Our production line to manufacture Healive and Bilive was designed and built by a European company using advanced equipment purchased from Europe and the United States. We also continue to increase our production volume and decrease our production costs through enhancements to our production technology. We believe our ability to produce high quality vaccines at low cost is one of our major competitive strengths. Our production line to manufacture our hepatitis vaccines, Healive and Bilive, interchangeably has an aggregate combined production capacity of approximately ten million doses annually. Our production line to manufacture our flu vaccines, Anflu, Panflu and Panflu.1, interchangeably has an annual production capacity of approximately 8 million doses of Anflu, or the equivalent of 32 million doses of Panflu or Panflu.1. Our filling and packaging line is used for all products we manufacture with an annual capacity of 20 million doses, which can be increased by adding additional shifts to our current rate of one per day.

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Compelling financial growth and profitability. We have been a profitable company since 2007 and we believe we are well positioned to capitalize on the large and rapidly growing Chinese vaccine market. We believe we can leverage our portfolio of market leading products and our well-established sales and distribution channel in order to continue our rapid expansion and growth. Our sales were $15.4 million, $33.5 million and $46.5 million in 2006, 2007 and 2008, respectively, representing a compound annual growth rate, or CAGR, of 74.0%. Sales increased 40.1% to $47.8 million in the nine months ended September 30, 2009 from $34.1 million in the same period in 2008. Our gross profit was $11.1 million, $27.0 million and $36.6 million in 2006, 2007 and 2008, respectively, representing a CAGR of 81.3%. Our gross profit increased

  35.1% to $38.9 million in the nine months ended September 30, 2009 from $28.8 million in the same period in 2008. Our gross profit margin was 72.4%, 80.6% and 78.6% in 2006, 2007 and 2008, respectively. Our gross profit margin was 81.4% in the nine months ended September 30, 2009, compared to 84.4% in the same period in 2008. After deducting depreciation of land use rights and amortization of licenses and permits from our gross profit, our gross profit margin was 70.1%, 79.5% and 77.7% in 2006, 2007 and 2008, respectively. After deducting depreciation of land use rights and amortization of licenses and permits from our gross profit, our gross profit margin was 80.8% in the nine months ended September 30, 2009, compared to 83.8% in the same period in 2008. We had a net loss of $696,000 in 2006. Our net income attributable to stockholders was $7.7 million in 2007 and $8.0 million in 2008. Our net income attributable to the stockholders increased to $11.1 million in the nine months ended September 30, 2009 from $5.6 million in the same period in 2008. Our net margin was 22.8% and 17.2% in 2007 and 2008, respectively. Our net margin was 23.1% in the nine months ended September 30, 2009, compared to 16.5% in the same period in 2008.

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Experienced and committed management team. Our management team has extensive experience in the research and development, manufacturing and commercialization of vaccines. In particular, Mr. Weidong Yin, our founder, chairman, president and chief executive officer, has been dedicated to hepatitis research for over 20 years and was instrumental in the development of our Healive vaccine. Mr. Yin has recently been honored for his contribution to the development of the H1N1 vaccine in China and received the 2009 Annual Innovation Award from the China Central Television. Our management team also includes Jinling Qin, our acting chief financial officer, Changjun Fu, our vice president in charge of sales and marketing, Nan Wang, our vice president in charge of business development and the general manager of Sinovac Dalian, Jiansan Zhang, our vice president in charge of quality assurance, and Zhenshan Zhang, the general manager of Tangshan Yìan. Our management team has successfully developed and commercialized Healive to be a leading inactivated hepatitis A vaccine and Panflu.1 as a leading H1N1 vaccine in China, established a deep product pipeline, and built an integrated research and development, production, and sales and marketing infrastructure. Our success in product development and establishing market leading positions for our products reflects the significant experience that members of our management team possess in their respective fields and their in-depth knowledge of the regulatory framework in China.

OUR PRODUCT PORTFOLIO

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Healive. In May 2002, we obtained final PRC regulatory approval for the production of Healive, the first inactivated hepatitis A vaccine developed in China. The hepatitis A virus, which is endemic in China and other developing countries, primarily impacts the liver by causing it to swell and preventing it from functioning properly. The disease is highly contagious and can be spread by close personal contact, by consuming contaminated food or by drinking water that has been contaminated by hepatitis A. According to the World Health Organization, or the WHO, as no specific treatment exists for hepatitis A, prevention is the most effective approach against the disease. In February 2008, the Chinese government included hepatitis A vaccine into its national immunization program, and announced plans to expand vaccination to newborns nationwide by the end of 2010. According to NICPBP lot release records, 32.0 million doses of hepatitis A vaccines were approved and released in 2009 in China, representing a growth of 21.9% over 2008, compared to the year-over-year growth of 6.2% from 2007 to 2008. We have been consistently ranked No. 1 for inactivated hepatitis A vaccines and have been ranked as one of the top two market-share leaders in the overall hepatitis A vaccine market since 2007. Administered intramuscularly, Healive is available in different doses for use by both adults (1.0 ml dose) and children (0.5 ml dose).

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Bilive. In June 2005, we obtained final PRC regulatory approval for the production of Bilive, the first combined inactivated hepatitis A and B vaccine developed and marketed in China. Bilive is a combination vaccine formulated with purified inactivated hepatitis A virus antigen, which we manufacture, and recombinant (yeast) hepatitis B surface antigen, which we source from a third-party supplier. Bilive is designed for boost immunization or for users in the private-pay market who prefer the convenience of one inoculation rather than two. Similar to hepatitis A, hepatitis B is endemic in China, a major disease worldwide and a serious global public health issue. A substantial percentage of people infected with the hepatitis B virus carry chronic or lifelong infections. The chronically infected are at a high risk of death from cirrhosis of the liver or liver cancer. We are one of the only two manufacturers in China that produce a combined inactivated hepatitis A and B vaccine, and our market share in China, according to NICPBP lot release records, increased to 94.4% in 2009 from 43.9% in 2007.

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Anflu. In October 2005, we received the final approval from the China State Food and Drug Administration, or the SFDA, to produce our Anflu vaccine against influenza. We began marketing Anflu in September 2006. The primary influenza vaccine used worldwide is the split viron vaccine, which contains virus particles disrupted by detergent treatment. The market penetration of the seasonal flu vaccine in China is significantly below that in the developed markets. Based on NICPBP lot release records, the market penetration in China in 2009 was only 2.5%, compared to 45% in the U.S. in the flu season of 2008 to 2009. We are the only Influenza Vaccine Supply (IVS) task force member from a developing country that collaborates with world-class partners in influenza vaccine research. Our Anflu vaccine is an inactivated split viron influenza vaccine formulated from three split inactivated viron solutions. Anflu is produced with the virus strains recommended by the WHO each year and, we believe, is the only flu vaccine, among all produced by other domestic manufacturers, that does not contain preservatives. According to NICPBP lot release records, 32.5 million doses of influenza vaccines were approved and released in China in 2009, compared to 31.9 million doses in 2008. We have improved our market share position significantly to No. 3 in 2009 from No. 9 in 2007.

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Panflu. In April 2008, we were granted a production license for Panflu by the SFDA. Panflu is the only approved vaccine available in China against the H5N1 influenza virus although we received the virus strains at the same time as other manufacturers globally, which demonstrated our strong research and development capability. The vaccine is approved for supply within China to the Chinese national vaccine stockpiling program and may not be sold directly to the Chinese commercial market. Panflu is also registered for sale in the Hong Kong market.

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Panflu.1. In September 2009, we were granted a production license for Panflu.1 by the SFDA. Panflu.1 is the first approved vaccine in the world against the influenza A H1N1 virus. The current outbreaks of influenza A H1N1 is caused by a new virus that has not been seen previously in either human beings or animals. WHO raised the alert level to No. 6, the highest level indicating a pandemic outbreak. As of November 26, 2009, the Chinese government purchased a total of 114 million doses H1N1 vaccines, 50 million of which have been used in 2009. We received orders of 12.49 million doses as of December 31, 2009. According to NICPBP lot release records, we were ranked No. 2 in market share in China in 2009.

We sold approximately 2.6 million, 5.1 million, 6.9 million and 5.0 million doses of Healive, respectively, in 2006, 2007, 2008 and in the first nine months of 2009. We sold approximately 55,000, 12,000, 255,000 and 708,000 doses of Bilive, respectively, in 2006, 2007, 2008 and in the first nine months of 2009. We sold approximately 77,000, 1.6 million, 1.5 million and 4.4 million doses of Anflu, respectively, in 2006, 2007, 2008 and in the first nine months of 2009. We started to sell Panflu in August 2009 and Panflu.1 in September 2009. We sold approximately 20,000 and 586,000 doses of Panflu and Panflu.1 in the first nine months of 2009.

Our pipeline consists of vaccine candidates in the clinical and pre-clinical development phases in China, including human vaccines for the EV71 virus, pneumococcal, haemophilus influenzae type b

(Hib), meningitis, Japanese encephalitis, rabies, chickenpox, mumps and rubella that have completed or are in pre-clinical development, a vaccine for the SARS virus that has completed a Phase I clinical trial and a split viron vaccine for the H5N1 influenza virus that has completed a Phase II clinical trial. Our pipeline also includes a vaccine for rabies in animals that is currently in field trials.

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EV71 virus. Enterovirus 71, or EV71, causes hand, foot, and mouth disease, or HFMD, among children under ten years old. HFMD is a common and usually mild childhood disease, however, HFMD caused by EV71 has shown a higher incidence of neurologic involvement, and a higher acute fatal incidence. There have been a number of outbreaks of HFMD caused by EV71 in the Asia-Pacific region since 1997 including in China, Malaysia, Singapore, Australia and Taiwan. According to the China CDC in 2008, 488,955 cases were reported in China, with 126 reported fatalities. For the first 11 months of 2009, over 1.1 million cases were reported in China, with over 340 reported fatalities. There is no identified treatment for enterovirus infections and no vaccine is currently available. We have started our research and development of the EV71 vaccine since 2007, and our animal model has shown good safety and immunogenicity. In December 2009, the SFDA accepted our application to commence human clinical trials, which is the first clinical trial application for the EV71 vaccine in China. We have four pending PRC patent applications relating to the EV71 vaccine. Our EV71 vaccine will target children six years old or under, who numbered approximately 100 million in China.

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Pneumococcal Conjugate Vaccine. Pneumococcal is a leading cause of serious illness in children and adults throughout the world. The disease is caused by a common bacterium, the pneumococcus, which can attack different parts of the human body. According to the WHO, pneumococcal disease is the leading vaccine-preventable killer of children under five years old in the world. At least one million children die of pneumococcal disease every year, most of them young children in developing countries. Since the U.S. commenced vaccination programs against this disease, the pneumococcal disease incidence has decreased by 94% in the U.S. In the developed world, elderly people carry the major disease burden. Currently, in China, the only similar product is available from Wyeth (Prevnar), which had annual global sales of $2.7 billion in 2008. No domestic producer has a license to supply this vaccine. Our pneumococcal conjugate vaccine will target children two years old or under, who numbered approximately 40 million in China. We plan to file an application for clinical trials in China as early as 2010.

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Haemophilus Influenzae Type b (Hib). Haemophilus influenzae type b (Hib) is a bacterium responsible for severe pneumonia, meningitis and other invasive diseases almost exclusively in children aged less than five years. It is transmitted through the respiratory tract from infected to susceptible individuals. The vaccine is now used in the routine immunization schedule of more than 90 countries and the WHO recommends the inclusion of Hib conjugate vaccines in the national purchase programs of all countries. According to NICPBP lot release records, 24.9 million doses of Hib vaccines were approved and released in China in 2009, compared to 20.0 million doses in 2008. Based on our internal estimates, the estimated market size is RMB1.0 billion ($147 million). Our Hib vaccine is currently in the process of pre-clinical development. We plan to file an application for clinical trials in China as early as 2010.

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Meningitis. According to the WHO, bacterial meningitis remains a serious threat to global health, accounting for an estimated annual 170,000 deaths worldwide. Even with antimicrobial therapy and the availability of sophisticated intensive care, case fatality rates remain at 5% to 10% in industrialized countries, and are even higher in the developing world. Between 10% to 20% of survivors develop permanent sequelae such as epilepsy, mental retardation or sensorineural deafness. Our meningitis vaccine will target children six months to six years old. Our meningitis vaccine is currently in the process of pre-clinical development and we plan to file an application for clinical trials in China in 2011.

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Japanese encephalitis. The Japanese encephalitis, or JE, virus is a mosquito-borne virus that can infect the central nervous system in human beings and animals. We are developing a new and potentially safer inactivated JE vaccine. We believe our production technology can increase manufacturing yield, simplify operations and stabilize cultivation conditions, all of which facilitate large-scale automated production. In 2008, we completed preclinical trials. In 2009, we filed the application for clinical trials with the SFDA.

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Split viron pandemic influenza vaccine. Our split viron pandemic influenza vaccine has been developed in conjunction with our whole viron pandemic influenza vaccine. Split viron vaccines are considered to have a better safety profile than whole viron vaccines. This product has been developed to address the needs of young children, who may be more susceptible to adverse reactions to whole viron pandemic influenza vaccine than to a split viron vaccine. Phase I and II clinical trials have been completed.

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Rabies in humans. Rabies is an infection of the central nervous system acquired through the bite of a rabid animal. The WHO recognizes rabies as the infectious disease with the highest fatality rate in humans, which is 100% when left untreated. Rabies is prevalent in China and the only preventative treatment against rabies in humans is vaccination. In 2008, there were 2,466 infections reported and 2,373 death cases in China. Based on our internal estimates, total market demand in China is approximately 60 million doses annually or RMB1.5 billion ($221 million) to RMB2.0 billion ($ 294 million) in value. We are conducting pre-clinical trials of a human rabies vaccine.

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Rabies in animals. Animal vaccination can reduce the incidence of rabies in humans by reducing human contact with rabid animals. Based on our internal estimates, the market for animal rabies vaccine in China is approximately RMB1.0 billion ($147 million). We have obtained the approval from China's Ministry of Agriculture to conduct field trials of our internally developed inactivated animal rabies vaccine and plan to launch animal rabies vaccine as early as in 2011.

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Chickenpox (varicella). Chickenpox is a highly contagious infectious disease caused by the varicella-zoster virus (HERPESVIRUS 3, HUMAN). It usually affects children, is spread by direct contact or respiratory route via droplet nuclei, and is characterized by the appearance on the skin and mucous membranes of successive crops of lesions that are easily broken and become scabbed. Chickenpox is relatively benign in children, but may be complicated by pneumonia and encephalitis in adults. According to NICPBP lot release records, 12.5 million doses of chickenpox vaccines were approved and released in China in 2009, compared to 12.0 million doses in 2008. We are conducting pre-clinical trials of a human vaccine for chickenpox.

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Mumps and Rubella. Mumps is a viral disease of the human species, caused by the mumps virus. It is a significant threat to health in the developing countries. According to NICPBP, in 2008, 13.4 million doses of vaccines for mumps was approved for sale in China. Rubella is a disease caused by the rubella virus and an acute infection is normally associated with the symptoms of fever and systemic rash. In 2008, 11.5 million doses of vaccines for rubella were approved for sale. Our vaccines for mumps and rubella are currently in the process of pre-clinical development. We plan to file the applications for clinical trials in China in 2010. Our long-term objective is to launch an MMR vaccine, a mixture of three live attenuated viruses, administered via injection for immunization against measles, mumps and rubella, in five years. According to NICPBP lot release records, 12.5 million doses of MMR were approved and released in China in 2009, compared to 7.0 million doses in 2008. In February 2008, the Chinese government included MMR vaccine in its national immunization program. Based on the population of children within the target age group of this program, we estimate that the annual market demand for MMR vaccines is approximately 30 million doses.

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SARS. The SARS epidemic claimed 774 lives worldwide in 2003. We believe we were the first company to complete a Phase I clinical trial of an inactivated SARS vaccine, which demonstrated no serious adverse reactions. We completed our Phase I clinical trial in December 2004. Phase II and Phase III trials will need to be carried out before the vaccine can be sold commercially. As the SARS epidemic has subsided, we currently are not proceeding with further clinical trials. However, should another outbreak occur in the future, we believe we can rapidly initiate Phase II and III trials.

MARKET OPPORTUNITY

China's vaccine market has grown at a CAGR of 15% from 2003 and reached RMB5.2 billion ($762 million) in 2008, of which RMB2.2 billion ($322 million) are attributable to public market sales, and RMB3.0 billion ($440 million) are attributable to private market sales. The market is expected to reach RMB10 billion ($1.5 billion) to RMB12 billion ($1.8 billion) by 2010. However, the spending on pediatric vaccines in China is still significantly lower than that in developed countries. There are approximately 40 manufacturers in China's vaccine market.

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China's immunization and vaccine purchase program. In a government working report presented in March 2007 at the Fifth Session of the Tenth National People's Congress, Wen Jiabao, China's Premier, indicated that the PRC government will expand its immunization program and purchase 14 vaccines, from previously six vaccines, to prevent 15 different infectious diseases, including hepatitis A. The PRC government increased funding for its vaccination program from approximately RMB218 million ($32 million) in 2004 to RMB2.8 billion ($410 million) in 2007.

The government also laid out three immunization objectives for the national immunization program by 2010, including (1) to achieve an over 90% immunization rate among children for Hepatitis B vaccine, Bacillus Calmette-Guérin, oral polio vaccine, DPT (including diphtheria and tetanus toxoids (DT) vaccine), a class of combination vaccines against diphtheria, pertussis (whooping cough) and tetanus, and measles-containing vaccines (including measles, mumps and rubella vacacine, or MMR) by 2010; (2) to expand vaccination to children nationwide for Meningococcal Polysaccharide vaccine, Japanese Encephalitis vaccine and Hepatitis A vaccine by 2010; (3) to achieve over 70% immunization rate of Haeorrhagic Fever vaccine, Anthrax vaccine and Leptospira vaccine for targeted high-risk groups.

As part of the Eleven Five-Year Plan, the Chinese government allocated RMB10 billion ($1.5 billion) for research and development of infectious disease prevention and treatment, which is expected to further enhance the research and development capability of the overall industry.

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Healthcare reform plan. On April 6, 2009, the PRC government outlined a healthcare reform proposal that has earmarked an expenditure of approximately RMB850 billion ($124.5 billion), approximately 3% of China's GDP, from 2009 to 2011 to revamp the healthcare system in China. The proposal covers various aspects of the healthcare system in China. Although most of the details on the implementation of the proposal have yet to be announced, we believe we will likely benefit from the PRC government's aim to (1) promote early diagnosis and prevention of diseases through immunization programs and routine physical examinations, and (2) build up facilities or install necessary equipment to facilitate vaccination in areas that do not currently have the necessary capability or facility, which will continue to drive the demand for vaccines.

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Rapid growth in disposable income and consumer healthcare spending. According to the China Statistical Yearbook 2008, the annual per capita disposable income of China's urban residents increased from approximately RMB8,472 in 2003 to RMB13,786 in 2007, representing a CAGR of approximately 12.9%. This increase in disposable income, along with other factors, has resulted in increased healthcare spending by consumers. According to the PRC National Bureau of Statistics, consumer expenditures on healthcare in urban China increased from approximately RMB476 per person in 2003 to approximately RMB699 per person in 2007.

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Population growth and increased life expectancy. The large population in China supports the huge demand for vaccines. The significant growth of China's population aged 60 or above is also expected to drive demand for healthcare in China. According to the PRC National Bureau of Statistics, the proportion of the population aged 60 or above in China has increased from 11.9% in 2003, or approximately 150.0 million people, to 13.6%, or approximately 162.2 million people in 2007. Rising life expectancy is also expected to contribute to the growth of China's aging population, both as an absolute number and as a percentage of the total population. We believe that the aging population in China, which historically has spent the most on healthcare, will be a significant driver of the growth of the PRC healthcare industry.

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Heightened public awareness of infectious diseases and their prevention. The recent outbreaks of SARS, H5N1 and H1N1 have heightened public awareness of infectious diseases and the potential mortality in severe cases, based on the historical experience of three pandemics in the 20th century. Media attention on the availability of H1N1 vaccines, in particular, and government efforts to immunize their populations against a pandemic outbreak, have educated and encouraged the public to vaccinate against the influenza and other viruses. We believe this trend would create market opportunities for vaccine manufacturers like us who have a portfolio of quality, safe products to address this medical need.

STRATEGY

Our goal is to become the leader in China in the research, development, manufacture and commercialization of vaccines against infectious diseases and subsequently to expand to become an international leader in the vaccine market. The key elements of our strategy are to:

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Maximize sales of our existing products within the Chinese market. We believe that there is significant opportunity to increase sales of our vaccines within the Chinese market. We plan to seek opportunities to further enhance our brand awareness and increase the market penetration of our existing products in China by increasing our marketing efforts, expanding our distribution network of local CDCs, and continuing to build relationships with physicians and key opinion leaders in the medical community.

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Develop new vaccines that address the unmet medical needs and improve existing vaccines to enhance their efficacy and other properties. We intend to continue to develop our current product pipeline and bring them to commercialization and to evaluate and develop additional product candidates where we perceive a significant unmet medical need and commercial potential, and to improve existing vaccines to enhance their efficacy in preventing diseases.

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Expand our manufacturing facilities to meet the needs of the growing Chinese market and other geographic markets. To the extent practicable, we intend to continue to develop and expand our manufacturing capabilities to meet growing demand in China and abroad. We currently have a production plant in operation for our marketed hepatitis vaccines and influenza vaccines. We intend to increase the production capacity of our influenza vaccine by constructing an additional new vaccine production line. We established Sinovac (Dalian) Vaccine Technology Co., Ltd. or Sinovac Dalian, in January 2010, which will focus on the research, development, manufacturing and commercialization of rabies, chickenpox, mumps and rubella vaccines for human use. We will manufacture live attenuated vaccines and vero cell cultured vaccines at the production facilities of Sinovac Dalian. We also strive to lower our production costs by securing a stable supply of more affordable raw materials.

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Develop or acquire new technologies and products that target large potential market opportunities. We continually evaluate opportunities to develop or partner on, or in-license or acquire, new products or innovative technologies—particularly those new products or innovative technologies that could help us gain market share and enhance manufacturing efficiency and that target large potential market opportunities with significant unmet medical needs. We believe that pursuing selective acquisitions of companies or technologies in businesses that complement ours could enhance our competitive edge, diversify our risk and strengthen our market position. We believe that our relationships with many industry participants such as China CDCs and our knowledge of, and experience in, the vaccine industry in China allow us to understand industry trends, technological developments and practical applications, which will assist us in making acquisition decisions.

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Seek foreign regulatory approvals for our products. We intend to increase our sales to international markets and enhance awareness of our products outside of China. Our products are currently registered in Hong Kong (Panflu), Mexico (Panflu.1) and the Philippines (Anflu). We are currently seeking regulatory approval to sell a number of our products in countries such as India (Healive and Anflu), Mexico (Anflu), Korea (Panflu.1) and Ukraine (Healive). We will continue to explore the globalization of our portfolio and develop products targeting other potential international markets where we believe we can be successful.

RECENT DEVELOPMENTS

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Dalian joint venture

In November 2009, we entered into an agreement with Dalian Jin Gang Group to establish Sinovac Dalian. In January 2010, we established Sinovac Dalian which will focus on the research, development, manufacturing and commercialization of vaccines, such as rabies, chickenpox, mumps and rubella vaccines for human use. We plan to manufacture live attenuated vaccines and vero cell cultured vaccines at the production facilities of Sinovac Dalian. Pursuant to the joint venture agreement, we will make an initial cash contribution of RMB60 million ($8.8 million) in exchange for a 30% equity interest in Sinovac Dalian and Dalian Jin Gang Group will make an asset contribution of RMB140 million ($20.5 million), including manufacturing facilities, production lines and land use rights, in exchange for the remaining 70% interest in Sinovac Dalian. We have also entered into an agreement with Dalian Jin Gang Group, under which we have agreed, subject to the approval of the PRC government, to increase our shareholding in Sinovac Dalian to 55% through purchasing 25% equity interest in Sinovac Dalian from Dalian Jin Gang Group for a consideration of RMB50 million ($7.3 million) on or before December 31, 2010.

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Acquisition of buildings and land

We are in advanced negotiations for the acquisition of buildings, land use rights and utility facilities for a total consideration of approximately RMB120 million ($17.6 million). We plan to set up at this site two new production lines to manufacture the EV71 vaccine and flu vaccines with an annual production capacity of approximately 30 million doses, a filling and packaging line, a warehouse and an animal house. We cannot assure you that this acquisition will be completed.

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New vaccine order

In January 2010, we received the fifth purchase order for our Panflu.1 from the Ministry of Industry and Information Technology of China, or MIIT, under the national purchase plan. Under this purchase order, we are required to deliver to the Chinese central government an additional 8.57 million doses of Panflu.1 (15ug/0.5ml), of which 2.33 million doses are expected to be delivered before March 15, 2010, and the balance 6.23 million doses are to be stockpiled by the government in our warehouse facility. In aggregate, we have received orders of Panflu.1 from the Chinese government for a total 21.06 million doses, and 10.23 million doses of Panflu.1 have been delivered to date for the Chinese vaccination campaign. In 2009, we completed the expansion of our production line used to manufacture the seasonal influenza, H1N1 and H5N1 vaccines, thereby increasing our annual production capacity by approximately 60%.

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Financial update

The following is an estimate of our selected preliminary unaudited consolidated financial data for the year ended December 31, 2009. Our financial results for 2009, as of the date of this prospectus supplement, have not been finalized, and remain subject to the completion of our normal year-end closing procedures and possible change. As a result, our final audited consolidated financial data for 2009 may be materially different from the estimated selected financial data set forth below.

We estimate that our sales for 2009 were between approximately $81 million and $85 million and our gross profit for 2009 was between approximately $61 million and $65 million.

We expect our operating margin for 2009 to increase as a result of a decrease in our selling, general and administrative expenses relative to our sales in 2009 primarily due to economies of scale achieved through increases in our sales as well as an increased portion of our sales to the Chinese government, particularly in the sales of Healive and Panflu.1, which have lower selling expenses attributed to such sales. We expect the trend of increasing operating margin in the first three quarters of 2009 to be particularly pronounced in the last quarter of 2009 because of a significant increase in Panflu.1 sales to the Chinese government under the purchase program. Furthermore, we believe the H1N1 outbreak led various CDCs and the market to place more attention and resources towards H1N1 vaccination and less on other vaccines.

Given the preliminary nature of our estimates, our actual sales and gross profit for 2009 may be materially different from our current expectations. In particular, the above estimates assume the full recognition into our sales revenue in 2009 of the purchase of 10.23 million doses in December 2009 of our Panflu.1 vaccine by MIIT as part of China's national purchase plan. Although we have delivered this shipment and received $29.3 million in December 2009 in payment based on the agreed pricing terms, there is a risk that MIIT may unilaterally adjust the price and affect the amount of revenue we may ultimately recognize when we finalize our financial statements. For more information about the risks associated with price controls by the PRC government, please see "Risk factors—Risks related to our company—Increased sales of our vaccines to PRC government agencies and our strategy to capture market share in China's growing market for publicly funded inoculations exposes us to risks relating to doing business with the government."

In July 2009, we completed a restructuring by which we transferred our 71.56% direct equity interest in Sinovac Biotech Co., Ltd., or Sinovac Beijing, to our wholly owned subsidiary Sinovac Biotech (Hong Kong) Ltd., or Sinovac Hong Kong, for no consideration. Because this is a related party transaction, the PRC tax authorities have the authority to adjust the amount of the consideration deemed paid for PRC enterprise income tax purposes to reflect an arm's length amount in accordance with the transfer pricing rules. Such adjustment could result in the recognition by us of a higher amount of capital gains subject to the PRC enterprise income tax at a rate of 10%. Our estimated tax liability is approximately $1.5 million, which is subject to the approval of the PRC tax authorities as they have discretion to assess and determine the final amount. The amount of our ultimate tax payment could be higher than the amount estimated, which may adversely affect our net income attributable to stockholders. For more details, see "Risk factors—Risks related to doing business in China—Sinovac may be required by the PRC tax authorities to pay a higher amount of enterprise income tax on capital gains arising out of our restructuring in July 2009 and Sinovac Beijing may be required to assist with the reporting and payment of such tax."

In connection with the dividends declared for 2008 and 2009 by Sinovac Beijing to Sinovac Hong Kong, we expect to incur in 2009 a withholding tax in an aggregate amount of $3.1 million, if the withholding tax rate is 10%, or $2.0 million if we are successful in obtaining the reduced rate of 5% for the dividends declared for the 2009 fiscal year under the tax arrangement between the PRC and Hong Kong. Whether the favorable rate will be applicable to dividends received by Sinovac Hong Kong from our PRC subsidiaries is subject to the approval of the PRC tax authorities because it is unclear whether Sinovac Hong Kong is considered the beneficial owner of the dividends in substance. The PRC tax authorities have discretion to assess whether a recipient of PRC-sourced income is only an agent or a conduit, or lacks the requisite amount of business substance, in which case the application of the tax arrangement may be denied.

The incurrence of the withholding taxes discussed above is likely to adversely affect our net income attributable to stockholders in 2009.

For additional information regarding the various risks and uncertainties inherent in estimates of this type, see "Special note regarding forward-looking statements." In addition, we cannot assure you that our estimated results for 2009 will be indicative of our financial results for future periods. For information regarding trends and other factors that may influence our results of operations, please refer to "Item 5. Operating and Financial Review and Prospects" included in our annual report on Form 20-F (as amended) for the fiscal year ended December 31, 2008, as amended, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

CORPORATE INFORMATION

Our principal executive offices are located at No. 39, Shangdi Xi Rd, Haidian District, Beijing, PRC 100085. Our telephone number at this address is +86-10-6296-3661. Our registered address is located at 36 Long Street, in the City of Saint John in Antigua and Barbuda. Our agent for service of process in the United States is Law Debenture Corporate Services Inc., located at 400 Madison Avenue, 4th Floor, New York. Our corporate website address is http://www.sinovac.com. The information contained on our website is not a part of this prospectus supplement and the accompanying prospectus.

Our common shares commenced trading on the OTC Bulletin Board in November 2003 and then became listed on the American Stock Exchange, now the NYSE Amex, under the symbol "SVA" in December 2004. Since November 16, 2009, our common shares have been listed on the NASDAQ Global Market under the symbol "SVA."

The following diagram illustrates our corporate structure as of the date of this prospectus supplement.

* We have not paid Sinovac Biological's registered capital in full.

The offering

Common shares we are offering	10,000,000 common shares
Common shares outstanding immediately after this offering	52,586,761 shares
Use of proceeds	We estimate that the net proceeds from this offering will be approximately $53.8 million, or $62.0 million if the underwriters exercise their over-allotment option in full. We expect to use the net proceeds from this offering to fund the acquisition and expansion of our production facilities and the enhancement of our production lines, the research and development of our product candidates and the expansion of our product pipeline, and general corporate purposes (including an undetermined amount for potential acquisitions).
NASDAQ Global Market symbol	SVA
Risk factors	See "Risk factors" beginning on page S-18 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to invest in our common shares.

The number of common shares outstanding immediately after this offering excludes:

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1,782,000 common shares issuable upon the exercise of stock options outstanding as of the date of this prospectus supplement with a weighted average exercise price of $1.66 per share;

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713,800 additional common shares reserved for future grants under our stock option plan; and

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1,500,000 common shares that will be issued if the underwriters exercise their over-allotment option in full.

This prospectus supplement contains translations of certain Renminbi amounts into U.S. dollars at specified rates. All translations from Renminbi to U.S. dollars were made at the noon buying rate in The City of New York for cable transfers in Renminbi per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of New York, or the noon buying rate. Unless otherwise stated, the translation of Renminbi into U.S. dollars has been made at the noon buying rate in effect on December 31, 2009, which was RMB6.8259 to $1.00. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus supplement could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. On January 25, 2010, the noon buying rate was RMB6.8268 to $1.00.

 Summary consolidated financial data

We have derived our consolidated statements of operations data for the years ended December 31, 2006, 2007 and 2008 and our consolidated balance sheet data as of December 31, 2008 from our audited consolidated financial statements included in our annual report on Form 20-F (as amended) for the fiscal year ended December 31, 2008. We have derived our consolidated statements of operations data for the nine months ended September 30, 2008 and 2009 and our consolidated balance sheet data as of September 30, 2009 from our unaudited consolidated financial statements included in our reports on Form 6-K filed with the SEC on November 18, 2009. Our financial information for the nine months ended September 30, 2008 and 2009 includes all adjustments that we consider necessary for a fair presentation of our financial position and operating results for the periods presented. Our historical operating results presented below are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 2009 or any other future fiscal period. Our financial statements have been prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. You should read the summary consolidated financial data set forth below in conjunction with "Item 5. Operating and Financial Review and Prospects" and with our consolidated financial statements and related notes included in our annual report on Form 20-F (as amended) for the fiscal year ended December 31, 2008 and our report on Form 6-K filed with the SEC on November 18, 2009 (File No. 001-32371-091191965).

	Year ended December 31,
Statement of operations data	2006	2007	2008

	(in thousands, except share and per share data)
Sales	$15,355	$33,541	$46,497
Cost of sales(1)	4,232	6,502	9,936

Gross profit	11,123	27,039	36,561
Operating expenses:
Selling, general and administrative expenses(2)	9,753	11,958	17,463
Research and development expenses	325	965	2,767
Depreciation and amortization	605	641	750

Total operating expenses	10,683	13,564	20,980

Operating income	440	13,475	15,581
Interest and financing expenses	(319)	(478)	(702)
Interest income and other income	285	191	291

Income before income taxes and minority interest	406	13,187	15,170
Income tax expenses	(101)	(1,974)	(2,954)
Minority interest share of earnings	(1,001)	(3,563)	(4,205)

Net income (loss)	(696)	7,650	8,010

Earnings (loss) per share—basic and diluted	$(0.02)	$0.19	$0.19

Weighted average number of common shares outstanding
—basic	38,229,944	40,254,192	42,426,703

—diluted	38,229,944	40,637,876	42,450,606

(1)
Excludes depreciation of land-use rights and amortization of licenses and permits of $359,437, $376,184 and $411,573 for 2006, 2007 and 2008, respectively.

(2)
Includes stock-based compensation expense of $707,204, $179,742 and $66,542 in 2006, 2007 and 2008, respectively.

	December 31,
	2006	2007	2008

	(in thousands)
Balance sheet data
Cash and cash equivalents	$9,249	$17,071	$32,894
Restricted cash	24	1	—
Total assets	37,009	57,448	83,203
Short-term loans	2,661	6,836	8,024
Total current liabilities	11,864	20,445	21,279
Long-term debts	3,838	1,367	2,188
Net assets	19,245	30,004	49,714
Minority interest	2,063	2,898	7,185
Total stockholders' equity	$19,245	$30,004	$49,714

	Nine months ended September 30,
Statement of operations data	2008	2009

	(in thousands, except share and per share data)
Sales	$34,137	$47,809
Cost of sales(1)	5,321	8,886

Gross profit	28,816	38,923
Operating expenses:
Selling, general and administrative expenses(2)	13,408	11,928
Research and development expenses	2,409	2,753
Depreciation and amortization	526	512

Total operating expenses	16,343	15,193

Operating income	12,473	23,730
Interest and financing expenses	(747)	(571)
Interest income and other income (expenses)	(37)	243

Income before income taxes and non-controlling interest	11,689	23,402
Income taxes	(3,238)	(6,426)
Net income attributable to non-controlling interest	(2,815)	(5,917)

Net income attributable to the stockholders	5,636	11,059

Net income	8,451	16,976

Earnings per share—basic and diluted	$0.13	$0.26

Weighted average number of common shares outstanding
—basic	42,299,187	42,574,921

—diluted	42,638,584	42,758,104

(1)
Excludes depreciation of land use rights and amortization of licenses and permits of $202,575 and $314,081 for the nine months ended September 30, 2008 and 2009, respectively.

(2)
Includes stock-based compensation expense of $49,907 and $308,195 in the nine months ended September 30, 2008 and 2009, respectively.

Balance sheet data	September 30, 2009

(in thousands)
Cash and cash equivalents	$46,580
Restricted cash	—
Total assets	124,460
Short-term loans	21,938
Total current liabilities	41,185
Long-term debt	12,489
Non-controlling interest	9,269
Total stockholders' equity	$61,518

RECENT ACCOUNTING PRONOUNCEMENTS

Our unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements included in our annual report on Form 20-F (as amended) for the year ended December 31, 2008, other than the amounts in relation to non-controlling interest, formerly referred to as minority interest, which have been reclassified in accordance with Statements of Financial Accounting Standards Statement No. 160, Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 ("SFAS 160"), now codified in Accounting Standards Codification, or ASC, Subtopic 810-10, Consolidation, which was adopted by us on January 1, 2009. Subtopic 810-10 must be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except for the presentation and disclosure requirements. The presentation and disclosure requirements must be applied retrospectively for all periods presented

Financial statement line items in consolidated balance sheets as of December 31, 2007 and 2008 affected by the retrospective application of the presentation and disclosure requirements of ASC Subtopic 810-10 are as follows:

December 31, 2007
Financial statement line item affected	Prior to adoption ($)	After adoption ($)
Minority interest	2,897,687	—
Non-controlling interest	—	2,897,687
Total equity	30,003,855	32,901,542

December 31, 2008
Financial statement line item affected	Prior to adoption ($)	After adoption ($)
Minority interest	7,185,349	—
Non-controlling interest	—	7,185,349
Total Equity	49,713,775	56,899,124

Financial statement line items in the consolidated statements of operations and comprehensive income (loss) for each of the years ended December 31, 2006, 2007 and 2008 affected by the application of the presentation and disclosure requirements of ASC Subtopic 810-10 are as follows:

December 31, 2006
Financial statement line item affected	Prior to adoption ($)	After adoption ($)
Net income for the year	—	305,246
Other comprehensive loss	—	(405,156)
Total comprehensive loss	—	(99,910)
Less: comprehensive income attributable to non-controlling interest	—	293,633
Comprehensive loss attributable to stockholders	—	(393,543)
Income before minority interest	305,246	—
Net income for the year	—	305,246
Minority interest share of earnings	(1,001,279)	—
Net income attributable to non-controlling interest	—	(1,001,279)
Net loss	(696,033)	—
Net loss attributable to stockholders	—	(696,033)
Other comprehensive income	302,490	—
Comprehensive loss	(393,543)	—

December 31, 2007
Financial statement line item affected	Prior to adoption ($)	After adoption ($)
Net income for the year	—	11,212,907
Other comprehensive loss	—	(1,416,415)
Total comprehensive income	—	9,796,492
Less: comprehensive income attributable to non-controlling interest	—	835,101
Comprehensive income attributable to stockholders	—	8,961,391
Income before minority interest	11,212,907	—
Net income for the year	—	11,212,907
Minority interest share of earnings	(3,562,501)	—
Net income attributable to non-controlling interest	—	(3,562,501)
Net income	7,650,406	—
Net income attributable to stockholders	—	7,650,406
Other comprehensive income	1,310,985	—
Comprehensive income	8,961,391	—

December 31, 2008
Financial statement line item affected	Prior to adoption ($)	After adoption ($)
Net income for the year	—	12,215,630
Other comprehensive income	—	2,269,024
Total comprehensive income	—	14,484,654
Less: comprehensive income attributable to non-controlling interest	—	4,287,662
Comprehensive income attributable to stockholders	—	10,196,992
Income before minority interest	12,215,630	—
Net income for the year	—	12,215,630
Minority interest share of earnings	(4,205,407)	—
Net income attributable to non-controlling interest	—	(4,205,407)
Net income	8,010,223	—
Net income attributable to stockholders	—	8,010,223
Other comprehensive income	2,186,769	—
Comprehensive income	10,196,992	—

 Risk factors

You should carefully consider the risks described below and in our annual report on Form 20-F for the year ended December 31, 2008, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to buy our common shares. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

RISKS RELATED TO OUR COMPANY

Our business growth relies on our ability to react to infectious disease threats and to continually introduce new vaccine products into clinical trials and the commercial market. Our failure to effectively develop and commercialize new products could materially and adversely affect our business, financial condition, results of operations and prospects.

The biopharmaceutical market in general and the vaccine product market in particular are developing rapidly as a result of ongoing infectious disease threats and new trends in the related research and technology developments. Consequently, our success depends on our ability to react to disease and technology development trends and to identify, develop and commercialize in a timely and cost-effective manner effective vaccine products that meet evolving market needs.

Whether we are successful in developing and commercializing new products is determined by our ability to:

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accurately assess disease and technology trends and market needs;

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maintain strong research and development capabilities;

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optimize our manufacturing and procurement processes to predict and control costs;

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manufacture and deliver products in a timely manner and in sufficient quantities;

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increase customer awareness and acceptance of our products;

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minimize the time and cost required to obtain required regulatory clearances and approvals;

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anticipate and compete effectively with other vaccine product developers, manufacturers and marketers; and

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price our products competitively.

We have a history of net losses and although we became profitable in 2007, we may not be able to maintain our profitability and be in a loss position again in the future.

Biopharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk. We have incurred substantial losses since our inception, and although we first became profitable for the year ended December 31, 2007 and have stayed profitable since then, we cannot assure you that we will remain profitable in future periods. We incurred net losses attributable to stockholders of $5.1 million and $0.7 million in 2005 and 2006 and we recorded a net income attributable to stockholders of $7.7 million, $8.0 million and $11.1 million for the fiscal year ended December 31, 2007, December 31, 2008, and the nine months ended September 30, 2009. Our losses

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have resulted principally from our selling, general and administrative expenses, including our share-based compensation. Most recently, we have experienced a substantial increase in our sales and gross profit mainly as a result of the large amount of purchases by the Chinese government agencies of our Panflu.1 primarily in the fourth quarter of 2009. However, such rapid revenue growth may not occur in the future periods. If the threat of H1N1 abates, we may experience in a future period a substantial or sudden drop in our sales, which could result in a significant decrease in our gross profit or even result in losses, which would materially and adversely impact our financial results. In addition, we expect to incur additional losses in the future if our sales do not increase or if our expenses grow faster than our revenues. Our losses have had, and are expected to continue to have, an adverse impact on our working capital, total assets, stockholders' equity and cash flow. We cannot assure you that we will be able to sustain or increase our profitability.

Increased sales of our vaccines to PRC government agencies and our strategy to capture market share in China's growing market for publicly funded inoculations expose us to risks relating to doing business with the government.

We have increased sales of our vaccines, particularly the H1N1 vaccine, to PRC government agencies. We are also pursuing a strategy to capture market share in China's growing market for publicly-funded inoculations. While our increased sales to PRC government agencies afford us the opportunity to expand our sources of revenue and to further enhance our brand and reputation in China, we are exposed to various risks relating to doing business with the government. Demand and ability to pay for our products may be affected by government budgetary cycles, shifting availability of public funds and changes in policy. Funding reductions, delays in payment or unilateral demands for changes to the terms of our contracts by our government customers could adversely impact our results of operations and financial condition, exacerbate the existing seasonality of our revenues and make it difficult for us to allocate resources or anticipate demand for our products. More importantly, we have little or no control over government procurement decisions, and government agencies that contract to purchase are products may reduce or cancel orders, or demand price adjustments or other changes to their contracts with us without our consent. Any of the abovementioned actions taken by government agencies could have a material adverse effect on our results of operations and expected earnings, or result in our failure to meet, or having to adjust downwards, our sales and gross margin guidance or estimates, which could adversely affect our stock price and result in substantial losses to you. In addition, many of the remedies that are available to us when dealing with private parties, such as making claims for breach of contract or taking other legal actions, may not be available or practicable in our dealings with government agencies.

We currently have limited revenue sources. A reduction in revenues of Healive would cause our revenues to decline and could materially harm our business.

We generate all of our revenues from sales of our vaccine products. We derive a substantial percentage of our revenues from a small number of vaccine products. 97% of our sales in 2006, 85% of our sales in 2007, 88% of our sales in 2008 and 59% of our sales in the nine months ended September 30, 2009 were attributable to Healive. Revenue from sales of Healive was $14.9 million, $28.6 million, $40.8 million and $28.0 million in 2006, 2007, 2008 and the nine months ended September 30, 2009, respectively. We began marketing and selling Bilive in 2005, but sales of this product were limited before 2007. In 2008, revenue from sales of Bilive was $1.66 million and $4.77 million in the nine months ended September 30, 2009. Because Bilive is a combined hepatitis A and B vaccine, and Healive is a hepatitis A vaccine, an increase in Bilive sales may result in a decrease in Healive sales as customers substitute Bilive for Healive. We expect sales of Healive to continue to comprise a

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substantial portion of our revenues in the near future. Since Healive and Bilive compete with each other to a certain degree, any increase in pricing pressure on these products could adversely affect our financial results. Because of this relative lack of product diversification, an investment in our company would be more risky than investments in companies that offer a wider variety of products or services.

We expect a small number of our key products, which will likely shift over time, to continue to account for a significant portion of our net revenues for the foreseeable future. As a result, continued market acceptance and popularity of these products are critical to our success, and a reduction in demand due to, among other factors, the introduction of competing products by our competitors, the entry of new competitors, or end-users' dissatisfaction with the quality of our products, could materially and adversely affect our financial condition and results of operations.

We could be subject to costly and time-consuming product liability actions. We carry limited insurance coverage.

We manufacture vaccines that are injected into vaccinees to protect against infectious illnesses. If our products do not function as anticipated, whether as a result of the design of these products, unanticipated health consequences or side effects, or misuse or mishandling by third parties, of such products, or because of faulty or contaminated supplies, they could injure the vaccinees and as a result subject us to product liability lawsuits. Claims against us also could be based on failure to immunize as anticipated. Any product liability claim brought against us, with or without merit, could have a material adverse effect on us. Even a meritless or unsuccessful product liability claim could be time consuming, expensive to defend and could result in the diversion of management's attention from managing our core business or result in associated negative publicity. For example, in November 2008, a death of a minor in Beijing was reported, which coincided with the administration of Healive that we produced two days prior. According to the autopsy results, the government investigation confirmed that the death was caused by myocarditis. However, in June 2009, parents of the dead commenced a legal proceeding against us and other three defendants at Beijing Haidian District People's Court and claimed RMB616,858 as compensation. As the date of this prospectus supplement, the case remains pending.

Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of biopharmaceutical products. We currently do not carry product liability insurance for Bilive or Anflu. Although we carry regular product liability insurance for Healive, we cannot be certain that we will be able to maintain adequate product liability insurance at a reasonable cost. In addition, we have no clinical trial liability insurance for our clinical trials. Any insurance coverage we do have may not be sufficient to satisfy liability resulting from product liability claims. A successful product liability claim or series of claims could have a material adverse impact on our business, financial condition and results of operations.

Any pandemic threat may abate, or alternative vaccines or technologies may be adopted, before our vaccines achieve significant sales.

We have devoted significant resources to researching and developing various vaccines to address the pandemic threat of infectious diseases, including SARS, H5N1 and H1N1, and will continue to devote resources to the development of our vaccines to address any new needs.

However, the threat of a pandemic outbreak may subside before we realize any return on our investment in our research and development. For example, although we believe we were the first company to complete a Phase I clinical trial of an inactivated SARS vaccine in December 2004, we did

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not proceed with the Phase II and Phase III trials as the SARS epidemic subsequently subsided. Other organizations may obtain licenses for their own pandemic vaccines, or government health organizations may acquire adequate stockpiles of pandemic vaccine or adopted other technologies or strategies to prevent or limit outbreaks before our pandemic vaccine achieves significant sales. We may not achieve a return on our investment before the threat of a pandemic outbreak subsides or a competing product is adopted.

Failure to achieve and maintain effective internal controls could have a material adverse effect on our business, results of operations and the trading price of our common shares.

We are subject to the reporting obligations under U.S. securities laws. Section 404 of the Sarbanes-Oxley Act of 2002 and related rules require public companies to include a report of management on their internal control over financial reporting in their annual reports. This report must contain an assessment by management of the effectiveness of a public company's internal control over financial reporting. In addition, an independent registered public accounting firm for a public company must attest to and report on the effectiveness of the company's internal control over financial reporting.

Our management is required to assess the impact of control deficiencies based upon both quantitative and qualitative factors, and depending upon that analysis we classify such identified deficiencies as either a control deficiency, significant deficiency or a material weakness.

In addition, if management or our independent registered public accountants identify errors in our interim or annual financial statements, it is statistically more likely that such errors may meet the quantitative threshold established under Staff Accounting Bulletin No. 99, "Materiality", that could, depending upon the complete qualitative and quantitative analysis, result in our having to restate previously issued financial statements.

Although management concluded that our internal control was effective for the period ended December 31, 2008, we cannot be certain that the effectiveness of internal control can be maintained in the future. Our failure to achieve and maintain effective internal control over financial reporting could result in loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our common shares, and cause us to be unable to raise sufficient capital. Furthermore, we anticipate that we will incur considerable costs and use significant management and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

If we fail to comply with our listing obligations, we risk being de-listed from the NASDAQ Global Market, which could have a material adverse effect on the trading market for our common shares, reduce our ability to raise funds and otherwise have significant negative consequences to us.

We have previously failed to comply with the continued listing requirements of the American Stock Exchange, now known as NYSE Amex, and we cannot assure you that we will comply with applicable listing requirements in the future. For example, until April 2006, we were not in full compliance with the NYSE Amex corporate governance deadlines requiring maintenance of an independent board of directors with a majority of independent directors, establishment of a compensation committee, corporate governance and nominating committee and adoption of a code of ethics. In addition, the NYSE Amex required that we hold shareholder meetings annually. We convened a meeting of our shareholders in August 2007 but had to cancel the meeting because we could not form the necessary quorum. With the permission of the NYSE Amex, we extended to April 30, 2008 the deadline for holding our 2007 shareholders' meeting. Our common shares have been listed on the NASDAQ Global

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Market since November 2009. If for any reasons we are unable to comply with the requirements of the NASDAQ Global Market in the future, our shares could be delisted from trading on that exchange. De-listing of our common shares could have a material adverse effect on the liquidity and price of our common shares and make it more difficult for us to raise additional capital on favorable terms, if at all. In addition, de-listing by the NASDAQ Global Market might negatively impact our reputation and, as a consequence, our business.

If we are unable to successfully compete in the highly competitive biopharmaceutical industry, our business could be harmed.

We operate in a highly competitive environment, and we expect the competition to increase further in the future. Our competitors include large pharmaceutical and biotechnology companies and academic research institutions, both within and outside China. Many of these competitors have greater resources than us. New competitors may also enter into the markets in which we currently compete. Accordingly, even if we are successful in launching a product, we may not be able to outperform a competing product for any number of reasons, including the possibility that the competitor may:

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have launched its competing product first or the competing product may have, or be perceived as having, better efficacy, stronger brand recognition, or other advantages;

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have greater access to certain raw materials;

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have more efficient manufacturing processes and greater manufacturing capacity;

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have greater marketing capabilities;

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have greater pricing flexibility;

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have more extensive research and development and technical capabilities;

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have proprietary patent portfolios or other intellectual property rights that may present an obstacle to our conduct of business; or

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have greater knowledge of local market conditions where we seek to increase our international sales.

The technologies applied by our competitors and us are rapidly evolving, and new developments frequently result in price competition and product obsolescence. In addition, we may be impacted by competition from generic forms of our products, substitute products or imports of products from lower-priced markets. For a detailed description of our competitors in hepatitis A vaccines, hepatitis A and B vaccines and influenza vaccines, please see "Item 4. Information on the Company—B. Business overview—Competition" of our Form 20-F filed on May 1, 2009 with the SEC.

We may not be able to maintain market share in China's growing inactivated hepatitis A vaccine market, which could adversely affect our ability to increase our revenues.

Effective January 1, 2006, liquid formulations of attenuated hepatitis A vaccines were removed from the vaccines batch approval list that was issued on December 23, 2005 by the NICPBP. As a result, the use of inactivated vaccines in China was increased considerably and the increase is expected to continue over the next several years. We believe that Western pharmaceutical companies should benefit from this growing market for inactivated vaccines since they manufacture the majority of inactivated vaccines worldwide. Western pharmaceutical companies should also benefit because inactivated vaccines are more expensive to manufacture and they typically have more financial resources than

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Chinese pharmaceutical companies. Although we supplied 31% of the total hepatitis A vaccine market in China, or 67% of the inactivated hepatitis A vaccine market, in 2007, we supplied only 23% and 23% of the total hepatitis A vaccine market, or 54% and 52% of the inactivated hepatitis A vaccine market, in 2008 and 2009, respectively. Going forward, we may not be able to compete with Western pharmaceutical companies to further penetrate the inactivated vaccine market, which could adversely affect our ability to grow our revenues.

We may not be able to capture market share in the government-funded hepatitis A vaccine market, or other government-funded vaccine markets, which could adversely affect our revenues, and if we do capture market share in these markets, we may need to sell our vaccines at low cost, which could adversely affect our gross margin.

In a government working report presented in March 2007 at the Fifth Session of the Tenth National People's Congress, Wen Jiabao, China's Premier, indicated that the PRC government will expand its immunization program and purchase vaccines to prevent 15 different infectious diseases, including hepatitis A. We expect the program to increase the overall size of the hepatitis A vaccine market in China, as well as other vaccine markets in China. However, we may not be able to capture market share in these government-funded vaccine markets. For example, domestic suppliers of freeze-dried, live attenuated hepatitis A vaccine may be able to supply this market at a lower cost and with higher quantities of vaccine than we can. If we are unable to capture market share in these government-funded vaccine markets, our sales volume may not grow significantly. Moreover, if we do successfully capture market share in these government-funded vaccine markets, we may need to sell our vaccines at a lower price than we do in the private market. Any reduction in the average selling price of our vaccines could adversely affect our gross margin.

If end users, such as hospitals, physicians and vaccinees, do not accept our products, we may be unable to generate significant revenue.

Even if our vaccines obtain regulatory approval for commercialization, they still may not gain market acceptance among centers for disease control, or CDCs, hospitals, physicians, vaccinees and the medical community, which would limit our ability to generate revenue and would adversely affect our results of operations. CDCs, hospitals and physicians may not recommend products developed by us or our collaborators until clinical data or other factors demonstrate superior or comparable safety and efficacy of our products as compared to other available treatments. Even if the clinical safety and efficacy of our products are established, hospitals and physicians may elect not to recommend these products for a variety of reasons, including the reimbursement policies of government and third-party payors. There are other vaccines and treatment options for the conditions that many of our products and product candidates target, such as hepatitis A and B and influenza. In order to successfully launch a product, we must educate physicians and vaccinees about the relative benefits of our products. If our products are not perceived as easy and convenient to use, are perceived to present a greater risk of side effects or are not perceived to be as effective as other available treatments, CDCs, hospitals, physicians and vaccinees might not adopt our products. A failure of our products to gain commercial acceptance would have a material adverse effect on our business, financial condition and results of operations.

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Our growth may be adversely affected if market demand for our vaccine products does not meet our expectations. We may encounter problems of inadequate supply or oversupply, especially with respect to our target international markets, which would materially and adversely affect our financial condition and results of operations, as well as damage our reputation and brand.

Our growth may be adversely affected if market demand for our vaccine products does not meet our expectations. For example, many vaccinees receive their seasonal flu vaccinations in the three-month period from September to November in anticipation of an upcoming flu season, and we expect this period to be one of the most significant sales periods for this product each year. In anticipation of the flu season, we intend to build up inventory of our Anflu product in line with what we believe will be the anticipated demand for the product. If actual demand does not meet our expectations, we may be required to write off significant inventory and may otherwise experience adverse consequences in our financial condition.

Our projections of market demand for our products in international markets are less reliable than our domestic projections because we have less information available on which to base our projections. Specifically, we do not have consistently reliable information regarding international distributor inventory levels, and we often lack extensive knowledge of the local market conditions or about the purchasing patterns, preferences, or cycles of international distributors. Furthermore, because shipping finished products to international distributors typically takes more time than shipping to domestic distributors, inaccurate projections of international demand could result more quickly in unmet demand.

If we overestimate demand, we may purchase more raw materials than required. If we underestimate demand, our third-party suppliers may have inadequate raw material inventories, which could interrupt our manufacturing and delay shipments, and could result in lost sales. Our inability to accurately predict our demand and to timely meet our demand could materially and adversely affect our financial conditions and results of operations as well as damage our reputation and corporate brand.

If we are unable to enroll sufficient vaccinees and identify clinical investigators for our clinical trials, our development programs could be delayed or terminated.

The rate of completion of our clinical trials, and those of our collaborators, is significantly dependent upon the rate of enrollment of vaccinees and clinical investigators. Vaccinee enrollment is a function of many factors, including:

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efforts of the sponsor and clinical sites involved to facilitate timely enrollment;

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vaccinee referral practices of physicians;

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design of the protocol;

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eligibility criteria for the study in question;

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perceived risks and benefits of the drug under study;

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the size of the vaccinee population;

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availability of competing therapies;

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availability of clinical trial sites; and

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proximity of and access by vaccinees to clinical sites.

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We may have difficulty obtaining sufficient vaccinee enrollment or clinician participation to conduct our clinical trials as planned, and we may need to expend substantial funds to obtain access to resources or delay or modify our plans significantly. These considerations may lead us to consider the termination of development of a product for a particular indication.

A setback in any of our clinical trials or field trials could adversely affect our share price.

In June 2008, we initiated Phase II clinical trials of a split viron vaccine against the H5N1 strain of pandemic influenza in collaboration with the Beijing CDC. We are also developing vaccines to protect against Japanese encephalitis, Enterovirus 71-related hand, foot and mouth disease and rabies in humans, as well as a vaccine to protect against rabies in animals. Setbacks in any phase of the clinical trials or field trials of our product candidates could have a material adverse effect on our business and our future prospects and financial results and would likely cause a decline in the price of our common shares.

We may not achieve our projected development goals in the time frames we announce and expect. If we fail to achieve one or more milestones as contemplated, the market price of our common shares could decline.

We set goals for and make public statements regarding our anticipated timing of the accomplishment of objectives material to our success, such as the commencement and completion of clinical trials and other milestones. The actual timing of these events can vary dramatically due to factors such as delays or failures in our clinical trials, the uncertainties inherent in the regulatory approval process and delays in achieving manufacturing or marketing arrangements sufficient to commercialize our products. We may not complete our clinical trials or make regulatory submissions or receive regulatory approvals as planned. Also, we may not be able to adhere to our currently anticipated schedule for the launch of any of our products. If we fail to achieve one or more milestones as contemplated, the market price of our shares could decline.

We rely on third parties to conduct our clinical trials, and those third parties may not perform satisfactorily, including failing to meet established deadlines for the completion of such trials.

After we obtain approval to conduct clinical trials for our product candidates, we rely on qualified research organizations, medical institutions and clinical investigators to enroll qualified vaccinees and conduct our clinical trials. Our reliance on these third parties for clinical development activities reduces our control over the clinical trial process. Furthermore, these third parties may also have relationships with other entities, some of which may be our competitors. If these third parties do not successfully carry out their contractual duties, including meeting expected deadlines, our efforts to obtain regulatory approvals for and commercialize our vaccine candidates may be delayed or prevented.

If any of our third-party suppliers or manufacturers cannot adequately meet our needs, our business could be harmed.

While we use raw materials and other supplies that are generally available from multiple commercial sources, certain raw materials that we use to cultivate our influenza vaccines, such as embryonated eggs, are in short supply or difficult for suppliers to produce in accordance with our specifications. If the third-party suppliers were to cease production or otherwise fail to supply us with quality raw materials, and we were unable to contract on acceptable terms for these materials with alternative suppliers, our ability to deliver our products to the market would be adversely affected.

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In addition, if we fail to secure long-term supply sources for some of the raw materials we use, our business could be harmed. For example, we do not have a long-term supply agreement for the hepatitis B vaccine we use for Bilive production. We source the hepatitis B vaccine entirely from Beijing Temple of Heaven Biological Products Co., Ltd., or Beijing Temple of Heaven. In an agreement dated October 15, 2002, we agreed to purchase all hepatitis B vaccine to be used in our Bilive production exclusively from Beijing Temple of Heaven for 10 years and to enter into a separate supply agreement in the future to specify the pricing, quantity, delivery and payment terms of the hepatitis B vaccine supply relationship. However, this agreement is silent on whether Beijing Temple of Heaven is obligated to furnish us with hepatitis B vaccine for 10 years.

From time to time, concerns are raised with respect to potential contamination of biological materials that are supplied to us. These concerns can further tighten market conditions for materials that may be in short supply or available from limited sources. Moreover, regulatory approvals to market our products may be conditioned upon obtaining certain materials from specified sources. Any efforts to substitute material from an alternate source may be delayed by pending regulatory approval of such alternate source. Although we work to mitigate the risks associated with relying on sole suppliers, there is a possibility that material shortages could impact product development and production.

Our business is highly seasonal. This seasonality will contribute to our operating results fluctuating considerably throughout the year.

Our business is highly seasonal. For example, the influenza season generally runs from November through March of the next year, and the largest percentage of influenza vaccinations is administered between September and November of each year. As a result, we expect to realize most of our annual revenues from Anflu during this period. You should expect this seasonality in our business to contribute to significant quarterly fluctuations in our operating results.

We currently rely on one manufacturing, assembly and storage facility for our products and are developing additional facilities. Any disruption to our current manufacturing facility or in the development of these new facilities could reduce or restrictour sales and harm our reputation.

We manufacture, assemble and store almost all of our products, as well as conduct some of our primary research and development activities, at one principal facility located in Beijing, China. We do not maintain back-up facilities, so we depend on this facility for the continued operation of our business. A natural disaster or other unanticipated catastrophic events, including power interruptions, water shortage, storms, fires, earthquakes, terrorist attacks and wars, could significantly impair our ability to manufacture our products and operate our business, as well as delay our research and development activities. Our facility and certain equipment located in this facility would be difficult to replace and could require substantial replacement lead-time. Catastrophic events may also destroy any inventory located in our facility. The occurrence of such an event could materially and adversely affect our business.

We are currently building a new manufacturing facility in Dalian in Liaoning province. This project will require significant build-out before it will be operational. We may experience difficulties in expanding our manufacturing capabilities to the new facility. Moreover, we may not realize the anticipated benefits of our new facility. Any of these factors could reduce or restrict our sales and harm our reputation and have a material adverse effect on our business, financial condition, results of operations and prospects.

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We will need additional capital to expand the production capacity for our existing products, to continue development of our product pipeline and to market existing and future products on a large scale. We cannot guarantee that we will find adequate sources of capital in the future.

We will need to raise additional funds from the capital markets to finance equipment expenditures, to acquire intellectual property, to expand the production capacity for our existing products, to continue the development and commercialization of our product candidates and for other corporate purposes. As of September 30, 2009, we had approximately $46.6 million in cash and cash equivalents. Although we believe that we have adequate near-term cash resources, we will need to undertake significant future financings in order to:

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establish and expand manufacturing capabilities;

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proceed with the research and development of other vaccine products, including clinical trials of new products;

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acquire majority interests in Sinovac Dalian or other companies.

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commercialize our products, including the marketing and distribution of new and existing products;

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seek and obtain regulatory approvals;

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develop or acquire other product candidates or technologies;

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protect our intellectual property; and

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finance general and administrative and research activities that are not related to specific products under development.

In the past, we funded most of our research and development and other expenditures through government grants, working capital, and proceeds from private placements of our common shares. We intend to raise additional funds in the near future because our current operating and capital resources may be insufficient to meet future requirements.

If we continue to raise additional funds by issuing equity securities, it will result in further dilution to our existing shareholders, because the shares may be sold at a time when the market price is low and shares issued in equity financing transactions will normally be sold at a discount to the current market price. Any additional equity securities issued also may provide for rights, preferences or privileges senior or otherwise preferential to those of holders of our existing common shares. Unforeseen problems including materially negative developments relating to, among other things, disease developments, product sales, new product rollouts, clinical trials, research and development programs, our strategic relationships, our intellectual property, litigation, regulatory changes in our industry, the Chinese market generally or general economic conditions, could interfere with our ability to raise additional funds or materially adversely affect the terms upon which such funding is available.

If we raise additional funds by issuing debt securities, these debt securities would have rights, preferences and privileges senior to those of holders of our common shares, and the terms of the debt securities issued could impose significant restrictions on our operations. If we raise additional funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to certain of our technologies, marketing territories, product candidates or products that we would otherwise seek to develop or commercialize ourselves, or be required to grant licenses on terms that are not favorable to us. In the past, we have also received research grants from the PRC

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government to finance the development of our vaccine products. We may not receive additional grants in the future.

We do not know whether additional financing will be available to us on commercially acceptable terms when needed. If adequate funds are not available or are not available on commercially acceptable terms, we may be unable to continue developing our products. In any such event, our ability to bring a product to market and obtain revenues could be delayed and competitors could develop products sooner than we do.

The interests of the existing minority shareholder in our Sinovac Beijing subsidiary may diverge from our own and this may adversely affect our ability to manage Sinovac Beijing.

Sinovac Beijing, our principal operating subsidiary, is a Sino-foreign equity joint venture in which we own a 71.56% interest and China Bioway Biotech Group Co., Ltd., or China Bioway, an affiliate of Peking University, owns a 28.44% interest. China Bioway's interests may not be aligned with our interests at all times. If our and China Bioway's interests diverge, China Bioway may exercise its right under PRC laws to protect its own interest, which may be adverse to us. For example, under China's joint venture regulations, unanimous approval of members of a joint venture's (such as Sinovac Beijing) board of directors who are present at a board meeting is required for any amendment to the joint venture's articles of association, the termination or dissolution of the joint venture company, an increase or decrease in the registered capital of the joint venture company or a merger or de-merger of the joint venture. China Bioway appoints the legal representative of Sinovac Beijing, who also serves as the chairman of the five-director board of Sinovac Beijing. Accordingly, China Bioway has the ability to take actions that bind Sinovac Beijing or to block any action that requires unanimous board approval. Further, if we wish to transfer our equity interest in Sinovac Beijing, in whole or in part, to a third-party, China Bioway has a right of first refusal to purchase our interest under China's joint venture regulations.

In addition to its statutory rights as a minority shareholder, China Bioway has additional rights under the joint venture contract and under the articles of association of Sinovac Beijing. The joint venture contract and articles of association require the consent of each of Sinovac Beijing's shareholders and/or unanimous board approval on matters such as a major change in the business line of the company, expansion or amendment of the business scope of the company, transfer of the registered capital by a shareholder, creation of a mortgage or pledge upon the company's assets, a change in the organizational form of the company and designation or removal of the general manager.

To date, China Bioway has been cooperative with us in handling matters with respect to the business of Sinovac Beijing. We cannot assure you, however, that China Bioway will continue to act in a cooperative manner in the future.

Some of the predecessor shareholders of Sinovac Beijing and Tangshan Yian were enterprises owning state-owned assets, or EOSAs. Their failures to comply with PRC legal requirements in asset or share transfers could, under certain circumstances, result in such transfers being invalidated by government authorities. If this occurs, we could lose our ownership of intellectual property rights that are vital to our business as well as our equity ownership in Sinovac Beijing and Tangshan Yian.

Sinovac Beijing is currently owned 71.56% by us and 28.44% by China Bioway. Tangshan Yian is wholly owned by us. Some of the predecessor shareholders of Sinovac Beijing and Tangshan Yian, including Shenzhen Kexing Biological Engineering Ltd., China Bioway, Tangshan Medicine Biotech Co., Ltd., Tangshan Yikang Biotech Co., Ltd. and Tangshan Yian itself (as Sinovac Beijing's

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former shareholder) were EOSAs. Under applicable PRC laws, when EOSAs sell, transfer or assign assets or equity investments in their possession or under their control to third parties, they are required to obtain an independent appraisal of the transferred assets or shares and file such appraisal with or obtain approval of such appraisal from PRC government authorities. Beginning after 2004, EOSAs have also been required to make such assets or equity transfers at government-designated marketplaces. Our acquisitions of intellectual property rights and some equity interests were subject to these requirements. The technologies related to hepatitis A vaccine, hepatitis A and B vaccine and influenza vaccine that are vital to our business were directly or indirectly transferred by Tangshan Yian to us.

Tangshan Yian failed to file with government authorities the appraisal of the hepatitis A vaccine technology that it transferred in 2001 to Sinovac Beijing as Tangshan Yian's capital contribution to Sinovac Beijing. Under PRC laws, Tangshan Yian also failed to:

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obtain the appraisal of the hepatitis A and B vaccine technology that it transferred for no consideration to Beijing Keding Investment Co., Ltd., or Beijing Keding, in 2002 (Beijing Keding subsequently transferred the technology to Sinovac Beijing as Beijing Keding's capital contribution to Sinovac Beijing) and to file such appraisal with government authorities; and

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obtain the appraisal of the influenza vaccine technology that it transferred to Sinovac Beijing in 2004 and to file such appraisal with government authorities.

These failures subject us to the risk of losing ownership or control of these vaccine technologies.

In addition, before we acquired our 71.56% equity interest in Sinovac Beijing and 100% equity interest in Tangshan Yian, both companies had undergone multiple changes in their shareholders and these shareholders' shareholdings. Some of the EOSA shareholders of Sinovac Beijing and Tangshan Yian, including China Bioway and Tangshan Medicine Biotech Co., Ltd., have sold, transferred or assigned their respective equity interests in Sinovac Beijing and Tangshan Yian without fully complying with laws to appraise the equity interests, to file such appraisals with or obtain regulatory approval of such appraisals from PRC government authorities or to make equity interest transfers at the government-designated marketplaces as required for transactions completed after 2004. Similar to the asset transfers, such failures subject us to the risk of losing the ownership or control of our equity interests in Sinovac Beijing and Tangshan Yian.

PRC government authorities may take court actions to invalidate the transfers of the assets or equity investments discussed above for non-compliance with applicable appraisal, filing, approval and designated marketplace requirements. We cannot guarantee that government authorities will not take such legal actions or that such legal actions, if commenced, will not be successful. If these transfers are invalidated, we would lose title to these assets and investments. Because we depend on these technologies and because Sinovac Beijing and Tangshan Yian constitute all of our operations, our loss of these technologies or equity interests in Sinovac Beijing and/or Tangshan Yian would materially and adversely affect our business operations and financial condition.

The landlord that leases us our three buildings in Beijing has not yet obtained ownership certificates for the buildings. If PRC government authorities or third parties challenge or invalidate the landlord's ownership of the buildings, our Anflu and filling and packaging operations would be materially and adversely affected.

In August 2004, we signed two 20-year leases in Beijing with China Bioway, pursuant to which we leased two buildings of approximately 28,000 and 13,300 square feet, respectively, located at the

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Peking University Biological Park. We house our Anflu manufacturing and research and development center in these buildings. In June 2007, we signed another 20-year lease in Beijing with China Bioway, in order to expand Sinovac Beijing's production facilities in Beijing, pursuant to which we leased one building of approximately 37,000 square feet, located at Peking University Biological Park. China Bioway has yet to obtain building ownership certificates for the three buildings. Under the three leases, China Bioway agreed to hold us harmless and indemnify us for any damages or losses we may suffer as a result of its failure to obtain building ownership certificates.

We cannot guarantee that China Bioway will ever be able to obtain the necessary building ownership certificates or that PRC government authorities or third-parties will not challenge or invalidate China Bioway's ownership even if it does obtain such ownership certificates. If that happens, we may need to vacate our existing facilities and build alternative facilities, causing material and adverse disruptions to our business operations. China Bioway obtained the approval certificate for the design of the leased buildings. It will take several months or longer for the ownership certificate to be issued according to a related process within the China regulatory agency.

We became a public company through our acquisition of a public shell company, where we were the accounting acquirer and assumed all known and unknown potential liabilities of our predecessor entity.

In September 2003, we engaged in a share exchange with Net-Force Systems Inc. This transaction was accounted for as a reverse merger in which Sinovac Biotech Co., Ltd. was deemed the accounting acquirer and Net-Force, which was originally incorporated in 1999, was the legal acquirer. Although we disposed of all the assets and liabilities of Net-Force to a company controlled by its then president and CEO, we cannot guarantee that we will not be liable for any liabilities related to the conduct by Net-Force of its business prior to its acquisition by us.

We depend on our key personnel, the loss of whom would adversely affect our operations. If we fail to attract and retain the talent required for our business, our business will be materially harmed.

We are a small company with approximately 400 full-time employees as of December 31, 2009, and we depend to a great extent on principal members of our management and scientific teams. If we lose the services of any key personnel, in particular Mr. Weidong Yin, our President and Chief Executive Officer, the loss could significantly impede the achievement of our research and development objectives and delay our product development programs and the approval and commercialization of our product candidates. We do not currently have any key man life insurance policies. We have entered into employment agreements with our executive officers under which they have agreed to restrictive covenants relating to non-competition and non-solicitation. These employment agreements do not, however, guarantee that we will be able to retain the services of our executive officers in the future. In addition, recruiting and retaining additional qualified scientific, technical and managerial personnel and research partners will be critical to our success. Competition among biopharmaceutical and biotechnology companies for qualified employees in China is intense and turnover rates are high. There is currently a shortage of employees in China with expertise in our areas of research and clinical and regulatory affairs, and this shortage is likely to continue. We may not be able to retain existing personnel or attract and retain qualified staff in the future. If we fail to hire and retain personnel in key positions, we may be unable to develop or commercialize our product candidates in a timely manner.

Risk factors

We may encounter difficulties in managing our growth, which could adversely affect our results of operations.

We have experienced a period of rapid and substantial growth that has placed and, if such growth continues, will continue to place a strain on our administrative and operational infrastructure. If we are unable to manage this growth effectively, our business, results of operations or financial condition may be materially and adversely affected. Our ability to manage our operations and growth effectively requires us to continue to improve our operational, financial and management controls, reporting systems and procedures and hiring programs. We may not be able to successfully implement these required improvements.

International expansion may be costly, time consuming and difficult. If we do not successfully expand internationally, our growth strategy and prospects would be materially and adversely affected.

We have entered into selected international markets and intend to continue to expand the sales of our products into new international markets. In expanding our business internationally, we have entered and intend to continue to enter markets in which we have limited or no experience and in which our brand may be less recognized. To further promote our brand and generate demand for our products so as to attract distributors in international markets, we expect to spend significantly more on marketing and promotion than we do in our existing domestic markets. We may be unable to attract a sufficient number of distributors, and our selected distributors may not be suitable for selling our products. Furthermore, in new markets we may fail to anticipate competitive conditions that are different from those in our existing markets. These competitive conditions may make it difficult or impossible for us to effectively operate in these markets. If our expansion efforts in existing and new internal markets are unsuccessful, our growth strategy and prospects would be materially and adversely affected.

We are exposed to other risks associated with international operations, including:

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political instability;

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economic instability and recessions;

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changes in tariffs;

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difficulties of administering foreign operations generally;

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limited protection for intellectual property rights;

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obligations to comply with a wide variety of foreign laws and other regulatory approval requirements;

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increased risk of exposure to terrorist activities;

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financial condition, expertise and performance of our international distributors;

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export license requirements;

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unauthorized re-export of our products;

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potentially adverse tax consequences; and

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inability to effectively enforce contractual or legal rights.

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We may undertake acquisitions, which may have a material adverse effect on our ability to manage our business, and may end up being unsuccessful.

Our growth strategy may involve the acquisition of new production lines, technologies, businesses, products or services or the creation of strategic alliances in areas in which we do not currently operate. These acquisitions could require that our management develop expertise in new areas, new geographies, manage new business relationships and attract new types of customers. Furthermore, acquisitions may require significant attention from our management, and the diversion of our management's attention and resources could have a material adverse effect on our ability to manage our business. We may also experience difficulties integrating acquisitions into our existing business and operations. Future acquisitions may also expose us to potential risks, including risks associated with:

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the integration of new operations, services and personnel;

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unforeseen or hidden liabilities;

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the diversion of resources from our existing businesses and technologies;

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our inability to generate sufficient revenue to offset the costs of acquisitions; and

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potential loss of, or harm to, relationships with employees or customers, any of which could significantly disrupt our ability to manage our business and materially and adversely affect our business, financial condition and results of operations.

We may be unable to ensure compliance with United States economic sanctions laws, especially when we sell our products to distributors over which we have limited control.

The U.S. Department of the Treasury's Office of Foreign Assets Control, or OFAC, administers certain laws and regulations that impose penalties upon U.S. persons and, in some instances, foreign entities owned or controlled by U.S. persons, for conducting activities or transacting business with certain countries, governments, entities or individuals subject to U.S. economic sanctions, or U.S. Economic Sanctions Laws. We will not use any proceeds, directly or indirectly, from sales of our common shares, to fund any activities or business with any country, government, entity or individual with respect to which U.S. persons or, as appropriate, foreign entities owned or controlled by U.S. persons, are prohibited by U.S. Economic Sanctions Laws from conducting such activities or transacting such business. However, we sell our products in international markets through independent non-U.S. distributors which are responsible for interacting with the end-users of our products. We may not be able to ensure that such non-U.S. distributors comply with all applicable U.S. Economic Sanctions Laws. Moreover, if a U.S. distributor conducts activities or transacts business with a country, government, entity or individual subject to U.S. economic sanctions, such actions may violate U.S. Economic Sanctions Laws. As a result of the foregoing, actions could be taken against us that could materially and adversely affect our reputation and have a material and adverse effect on our business, financial condition, results of operations and prospects.

Failure to comply with the U.S. Foreign Corrupt Practices Act and other applicable anti-corruption laws could subject us to penalties and other adverse consequences and corrupt practices by our competitors may place us at a competitive disadvantage.

Our executive officers, employees and other agents may violate applicable law in connection with the marketing or sale of our products, including the U.S. Foreign Corrupt Practices Act, or the FCPA, and applicable anti-corruption law in China and other jurisdictions in which our products are sold or registered for sale. The FCPA generally prohibits United States issuers from engaging in bribery or

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other prohibited payments to foreign officials for the purpose of obtaining or retaining business and requires issuers to maintain reasonable internal controls. The PRC also strictly prohibits bribery of government officials. We have adopted a policy regarding compliance with the FCPA and other applicable anti-corruption laws to prevent, detect and correct such corrupt practice. However, corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC and the countries in which we seek to do business. While we intend to implement measures to ensure compliance with the FCPA and other applicable anti-corruption laws by all individuals involved with our company, it is possible that our compliance policies and procedures may be insufficient or may fail to prevent our employees or other agents from engaging in inappropriate conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations. In addition, our brand and reputation, our sales activities or the price of our common shares could be adversely affected if we become the target of any negative publicity as a result of actions taken by our employees or other agents.

In addition, there may be corrupt practices in the healthcare industry in China and other countries in which we conduct business. For example, in order to secure agreements with CDCs or hospitals in China, our competitors may engage in corrupt practices in order to influence decision-makers in violation of the anti-corruption laws of China and the FCPA. As competition persists and intensifies in our industry, we may lose potential clients, client referrals and other opportunities to the extent that our competitors engage in such practices or other illegal activities.

We may become a passive foreign investment company, which could result in adverse United States federal income tax consequences to U.S. Holders of our common shares.

Based on the market price of our common shares, the value of our assets, and the composition of our income and assets, we do not expect to be a "passive foreign investment company," or PFIC, for U.S. federal income tax purposes for our current taxable year ending on December 31, 2010 or any future taxable year. However, our actual PFIC status for any taxable year will not be determinable until after the close of such year, and, accordingly, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year. No ruling from the Internal Revenue Service or opinion of counsel has been or will be sought with respect to our PFIC status. A non-U.S. corporation will be a PFIC for any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income. The composition of our income and assets will be affected by how, and how quickly, we use any cash we generate from our operations and raise in this and any future offering. Because the value of our assets for purposes of the PFIC test will generally be determined by reference to the market price of our common shares, fluctuations in the market price of our common shares may cause us to become a PFIC for any year. If we are a PFIC for any year during which a U.S. Holder (as defined in "Taxation—United States Federal Income Taxation" in the accompanying prospectus) holds our common shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. See "Taxation—United States Federal Income Taxation—Passive Foreign Investment Company" in the accompanying prospectus.

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Our legal counsel has advised us that we may have violated Section 402 of the Sarbanes-Oxley Act of 2002, which prohibits an issuer from extending or maintaining personal loans to its directors or executive officers. As a result, we could become subject to criminal, civil or administrative sanctions or penalties and we may also face potential private securities litigation.

We had extended and maintained some credit to two of our former directors, one of whom was also a former officer. Lily Wang, our former director and chief financial officer until March 22, 2006, was indebted to us in the amount of approximately $1.8 million as of October 2004. This indebtedness arose from Ms. Wang's agreement in September 2003 to acquire Tangshan Yian's equity interest in Sinovac Beijing. This loan was fully repaid as of November 2006. Another former director, Heping Wang, became indebted to us in early 2004 in the amount of $2.6 million as a result of an unpaid capital contribution owed by Mr. Wang to Tangshan Yian. The debt was partly off set by a $2.2 million payment from us for the transfer of ownership of Tangshan Yian. Mr. Wang ended up with a loan of $400,000, which was paid in full in November 2004. In addition, in connection with his agreement to transfer a 100% equity interest in Tangshan Yian to us in 2004, Mr. Wang agreed to assume and indemnify Tangshan Yian's loan obligations in an aggregate amount of RMB10.8 million comprising the RMB9 million principal amount of the loan and a RMB1.8 million funding fee. In July 2007, we received full repayment of Mr. Wang's outstanding obligations to us and released from escrow 1.5 million shares in our company pledged by Mr. Wang as collateral for his obligations.

We took remedial steps to address the potential violation of the Sarbanes-Oxley Act by issuing a letter on June 22, 2006 to each of Lily Wang and Heping Wang demanding immediate full repayment of all outstanding loan balances including accrued interest. We have since received full repayment of the amounts owed by Lily Wang and Heping Wang. Section 402 of the Sarbanes-Oxley Act of 2002 prohibits public U.S. companies, including us, from extending or maintaining personal loans to its directors or executive officers. The arrangements with Ms. Wang and Mr. Wang may have violated this prohibition. The potential violation of the Section 402 may cause governmental authorities, such as the SEC or other U.S. authorities, to impose certain criminal, civil, and administrative sanctions or penalties upon us. Similarly, private parties may also bring civil litigations against us for such violations.

RISKS RELATED TO GOVERNMENT REGULATION

We can only sell products that have received regulatory approval. Many factors affect our ability to obtain such approvals.

Pre-clinical and clinical trials of our products, and the manufacturing and marketing of our technologies, are subject to extensive, costly and rigorous regulation by governmental authorities in the PRC and in other countries. Even if we complete preclinical and clinical trials successfully, we may not be able to obtain applicable regulatory approvals. We cannot market any product candidate until we have both completed our clinical trials and obtained the necessary regulatory approvals for that product candidate.

Conducting clinical trials and obtaining regulatory approvals are uncertain, time consuming and expensive processes. The process of obtaining required regulatory approvals from the SFDA, and other regulatory authorities often takes many years to complete and can vary significantly based on the type, complexity and novelty of the product candidates. For example, it took us approximately ten years to develop and obtain regulatory approval to commercialize Healive, and it took us five and a half and four and a half years, respectively, to develop and obtain regulatory approval to commercialize Bilive and Anflu.

Risk factors

There can be no assurance that all of the clinical trials pertaining to our vaccines in development will be completed within the time frames currently anticipated by us. We could encounter difficulties in enrolling vaccinees for trials or encounter setbacks during the conduct of trials that result in delays or trial cancellation. Data obtained from preclinical and clinical studies are subject to varying interpretations that could delay, limit or prevent regulatory approval, and failure to observe regulatory requirements or inadequate manufacturing processes are examples of other problems that could prevent approval. In addition, we may encounter delays or rejections in the event of additional government regulation from future legislation, administrative action or changes in the SFDA policy or if unforeseen health risks become an issue with the participants of clinical trials. Clinical trials may also fail at any stage of testing. Results of early trials frequently do not predict results of later trials, and acceptable results in early trials may not be repeated. For these reasons, we do not know whether regulatory authorities will grant approval for any of our product candidates in the future. In addition, production permits for our products are valid for only five years and we need to apply for renewal six months prior to their expirations. The approving process for our renewal applications could be lengthy and there is no assurance that we will be granted renewal in a timely manner or at all. For example, the production permit for our Healive vaccine expired in 2007 and we filed an application for renewal in the same year, but as of the date of this prospectus supplement we have not been granted with the renewal yet. The SFDA, the authority in charge of the issuance of production permits, however, has accepted and approved our various subsequent applications relating to amendments to the packaging and labeling of our Healive vaccine, which we believe indicates the SFDA's acquiescence to the validity of our production permit. The production permits for our Bilive vaccine also expired in January 2010, and although we applied for its renewal there is no assurance as to whether and when we will be granted with the renewal.

The process of obtaining regulatory approvals is also lengthy, expensive and uncertain for products that have been developed by others but which we market and sell in China. For example, we have entered into a five-year distribution agreement with LG Life Sciences, under which we have the exclusive right to market and distribute its hepatitis B vaccine in mainland China, subject to our ability to obtain the required regulatory approvals for this product by February 2009. Under the agreement with LG Life Sciences, we have a limited period of time to obtain the required approvals before LG Life Sciences may terminate the agreement. It is likely to take several years or more to obtain the regulatory approvals necessary for us to be able to market and distribute LG Life Sciences' hepatitis B vaccine in mainland China, if we are able to obtain such regulatory approvals at all.

Delays in obtaining SFDA or foreign approvals of our products or products that we distribute for others could result in substantial additional costs and adversely affect our ability to compete with other companies. Even if regulatory approval is ultimately granted, there can be no assurance that we can maintain the approval or that the approval will not be withdrawn. Any approval received may also restrict the intended use and marketing of the product we want to commercialize.

Outside the PRC, our ability to market any of our potential products is contingent upon receiving marketing authorizations from the appropriate foreign regulatory authorities. These foreign regulatory approval processes include all of the risks associated with the China SFDA approval process described above and may include additional risks.

Risk factors

Because the medical conditions our vaccines are intended to prevent represent significant public health threats, we are at risk of governmental actions detrimental to our business, such as product seizure, compulsory licensing, resumed price controls and additional regulations.

In response to a pandemic or the perceived risk of a pandemic, governments in China and other countries may take actions to protect their citizens that could affect our ability to control the production and export of pandemic vaccines or otherwise impose burdensome regulations on our business. For example, an outbreak of influenza could subject our manufacturing locations to seizure by the PRC government. The PRC government may also grant compulsory licenses to allow competitors to manufacture products that are protected by our patents, or use our technology developed using funds received from government agencies or may resume its price control over vaccines although such control has recently been lifted in China.

We may not be able to comply with applicable good manufacturing practice requirements and other regulatory requirements, which could have a material adverse affect on our business, financial condition and results of operations.

We are required to comply with applicable good manufacturing practice regulations, which include requirements relating to quality control and quality assurance as well as corresponding maintenance, record-keeping and documentation standards. Manufacturing facilities must be approved by governmental authorities before we can use them to commercially manufacture our products and are subject to inspection by regulatory agencies.

If we fail to comply with applicable regulatory requirements at any stage during the regulatory process, including following any product approval, we may be subject to sanctions, including:

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fines;

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product recalls or seizure;

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injunctions;

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refusal of regulatory agencies to review pending market approval applications or supplements to approval applications;

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total or partial suspension of production;

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civil penalties;

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withdrawals of previously approved marketing applications; and

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criminal prosecution.

We deal with hazardous materials that may cause injury to others. These materials are regulated by environmental laws that may impose significant costs and restrictions on our business.

Our research and development programs and manufacturing operations involve the controlled use of potentially harmful biological materials and other hazardous materials. We cannot completely eliminate the risk of accidental contamination or injury to our employees or others from the use, manufacture, storage, handling or disposal of hazardous materials and certain waste products. In the event of contamination or injury, we could be held liable for any resulting damages, and any liability could exceed our resources or any applicable insurance coverage we may have. We are also subject to PRC laws and regulations governing the construction and operation of production facilities that may have an impact on the environment and the use, manufacture, storage, handling or disposal of hazardous

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materials and waste products, such as the PRC Environmental Impact Assessment Law, the PRC Prevention and Control of Water Pollution Law and PRC Environmental Protection Law, as well as waste-disposal standards set by the relevant governmental agencies. It is likely that China will adopt stricter pollution controls as the country is experiencing increasingly serious environmental pollution. Although we passed an environmental examination of our facilities conducted in 2004 by the Beijing Environment Protection Bureau on our hepatitis A vaccine production line and passed the same examination on our seasonal flu vaccine production line and filling and packaging line in 2005 and 2008, respectively, we can not assure you that we will continue to pass similar environmental examinations on any future production facilities that we may construct. In addition, according to the PRC Environmental Impact Assessment Law, after the approval of previous environmental impact assessment report, if there is any material change in the nature, scale, location, production technology used and measures adopted to prevent damages to ecology, new environmental impact assessment reports need to be filed for approval. We are now producing Bilive vaccine using our production facility for hepatitis A vaccine and producing Panflu and Panflu.1 vaccines using our production facility for seasonal flu or Anflu vaccine, and have also upgraded the production capacity for our production facility for influenza vaccines, but we have not filed new environmental impact assessment reports. We are also using our filling and packaging line that was originally established to fill and package Panflu vaccine to package all our products. This is because we believe that the technologies and impacts on the environment involved in the production, filling and packaging of the additional vaccines are very similar to those involved in the production, filling and packaging of the vaccines that the lines were originally set up for, as a result of which no material changes have occurred that would require the filing of new environmental impact assessment reports. However, there is no assurance that the relevant environment protection authorities will share the same view with us. If we fail to comply with applicable environmental laws and regulations or with the environmental conditions attached to our operating licenses, our operating licenses could be revoked and we could be subject to civil, criminal and administrative penalties. We may also have to incur significant costs to comply with future environmental laws and regulations. Moreover, we do not currently have a pollution and remediation insurance policy to mitigate against any risk related to environmental pollution or violation of environmental law.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

Our hepatitis and influenza vaccine technology is not patented. If we are unable to protect our technologies from competitors with patents or other forms of intellectual property protection, our business may be harmed.

Our success depends, in part, on our ability to protect our proprietary technologies. We try to protect the technology that we consider important to our business by filing PRC patent applications and relying on trade secret and pharmaceutical regulatory protection.

We have no patent protection for our hepatitis or influenza vaccines. We have two issued patents and a number of patent applications pending in the PRC relating to our pipeline products. The process of seeking patent protection in China can be lengthy and expensive, and we cannot assure you that our pending patent applications, or any patent applications we may make in the future in respect of other products, will result in issued patents, or that any patents issued in the future will be able to provide us with meaningful protection or commercial advantage. Our patent applications may be challenged, invalidated or circumvented in the future.

In addition to patents, we rely on trade secrets and proprietary know-how to protect our intellectual property. We have entered into confidentiality agreements (which include, in the case of employees,

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non-competition provisions) with many of our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors. These agreements provide that all confidential information developed or made known to the individual during the course of the individual's relationship with us is to be kept confidential and not disclosed to third parties except in specific circumstances. In the case of our employees, the agreements provide that all of the technology which is conceived by the individual during the course of employment is our exclusive property. These agreements may not provide meaningful protection or adequate remedies in the event of unauthorized use or disclosure of our proprietary information. In addition, it is possible that third parties could independently develop information and techniques substantially similar to ours or otherwise gain access to our trade secrets.

We cannot assure you that our current or potential competitors, many of whom have substantial resources and have made substantial investments in competing technologies, do not have and will not develop, products that compete directly with our products despite our intellectual property rights.

Intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries. Policing unauthorized use of proprietary technology is difficult and expensive, and we might need to resort to litigation to enforce or defend patents issued to us or to determine the enforceability, scope and validity of our proprietary rights or those of others. The experience and capabilities of PRC courts in handling intellectual property litigation varies, and outcomes are unpredictable. Further, such litigation may require significant expenditures of cash and management efforts and could harm our business, financial condition and results of operations. An adverse determination in any such litigation could materially impair our intellectual property rights and may harm our business, prospects and reputation.

We may be exposed to infringement or misappropriation claims by third parties, which, if determined adversely to us, could cause substantial liabilities to us, or we may be unable to sell some of our products.

Our commercial success also depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties. Even after reasonable investigation, we may not know with certainty whether we have infringed upon a third party's patent due to the complexity of patent claims, the inadequacy of patent clearance search procedures in the PRC and the fact that a third party may have filed a patent application without our knowledge while that product was under development by us. Patent applications are maintained in secrecy until their publication 18 months after the filing date. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made and patent applications were filed. China, similar to many other countries, adopts the first-to-file system under which the first party to file a patent application (instead of the first to invent the subject invention) may be awarded a patent. There may also be technologies licensed to us or acquired by us that are subject to infringement, misappropriation or other claims by others which could damage our ability to rely on such technologies.

If a third party claims that we infringe upon its proprietary rights, any of the following may occur:

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we may become involved in time-consuming and expensive litigation, even if the claim is without merit;

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we may become liable for substantial damages for past infringement if a court decides that our technology infringes upon a competitor's patent;

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a court may prohibit us from selling or licensing our product without a license from the patent holder, which may not be available on commercially reasonable terms, if at all, or which may require us to pay substantial royalties or grant cross licenses to our patents;

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we may have to reformulate our product so that it does not infringe upon others' patent rights, which may not be possible or could be very expensive and time-consuming; and

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we may be subject to injunctions prohibiting the manufacture and sale of our products or the use of our technologies.

If any of these events occurs, our business will suffer and the market price of our common shares could decline.

The success of our business may depend on licensing vaccine components from, and entering into collaboration arrangements with, third parties. We cannot be certain that our licensing or collaboration efforts will succeed or that we will realize any revenue from them.

The success of our business strategy depends, in part, on our ability to enter into licensing and collaboration arrangements and to manage effectively the resulting relationships. For example, we consider important to our business the continuous and stable supply of hepatitis B vaccines from Beijing Temple of Heaven Biological Products Co., Ltd. for our production of Bilive, our cooperation with China CDC in pandemic influenza research and market exploration in Mexico with Glovax C.V.

Our ability to enter into agreements with commercial partners depends in part on our ability to convince them of the value of our technology and know-how. This may require substantial time and effort on our part. While we anticipate expending substantial funds and management effort, we cannot assure you that strategic relationships will result or that we will be able to negotiate additional strategic agreements in the future on acceptable terms, if at all. Furthermore, we may incur significant financial commitments to collaborators in connection with potential licenses and sponsored research agreements. In addition, we may not be able to control the areas of responsibility undertaken by our strategic partners and may be adversely affected should these partners prove unable to carry a product candidate forward to full commercialization or should they lose interest in dedicating the necessary resources toward developing any such product quickly.

Third parties may terminate our licensing and other strategic arrangements if we do not perform as required under these arrangements. Generally, we expect that agreements for rights to develop technologies will require us to exercise diligence in bringing product candidates to market and may require us to make milestone and royalty payments that, in some instances, could be substantial. Our failure to exercise the required diligence or make any required milestone or royalty payments could result in the termination of the relevant license agreement, which could have a material adverse effect on us and our operations. In addition, these third parties may also breach or terminate their agreements with us or otherwise fail to conduct their activities in connection with our relationships in a timely manner. If we or our partners terminate or breach any of our licenses or relationships, we may:

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lose our rights to develop and market our product candidates;

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lose patent and/or trade secret protection for our product candidates;

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experience significant delays in the development or commercialization of our product candidates;

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not be able to obtain any other licenses on acceptable terms, if at all; and

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incur liability for damages.

Risk factors

Licensing arrangements and strategic relationships in our industry can be very complex, particularly with respect to intellectual property rights. Disputes may arise in the future regarding ownership rights to technology developed by or with other parties. These and other possible disagreements between us and third parties with respect to our licenses or our strategic relationships could lead to delays in the research, development, manufacture and commercialization of our product candidates. These disputes could also result in litigation or arbitration, both of which are time-consuming and expensive. These third parties also may pursue alternative technologies or product candidates either on their own or in strategic relationships with others in direct competition with us.

Any cessation or suspension of our collaborations with scientific advisors and academic institutions may increase our costs in research and development and lengthen our new vaccines development process and lower our efficiency in new products development.

We work with scientific advisors and academic collaborators who assist us in our research and development efforts. Almost all of our preclinical and research programs are heavily reliant upon such collaborators, and we generally benefit considerably from the resources, technology and experience these collaborations can provide. These scientists are not, however, our employees and may have other commitments that limit their availability to us. If a conflict of interest arises between their work for us and their work for another entity, we may lose the services of these scientists and institutions. Any cessation or suspension of our collaborations with scientific advisors and academic institutions may increase our research and development costs, lengthen our new vaccines development process and lower our efficiency in new products development. In addition, although our scientific advisors and academic collaborators generally sign agreements not to disclose our confidential information, it is possible that valuable proprietary knowledge may become publicly known which would compromise our competitive advantage.

We may lose the right to use " " (Kexing) on our vaccine products and/or as part of our trade name.

We currently use " " (Kexing) as part of Sinovac Beijing's Chinese trade name in the PRC and we also intend to use " " (Kexing) as part of the Chinese trade name of Sinovac Dalian. Shenzhen Kexing, owns the registered " " trademark in China for Class 5 (Pharmaceuticals) under the International Classification of Goods and Services. We have entered into a trademark license agreement with Shenzhen Kexing, under which Shenzhen Kexing grants us a royalty-free non-exclusive license to use the trademark on our vaccine products until August 20, 2011. We are not expressly licensed under this license agreement to use the " " trademark as our trade name. In addition, the trademark license agreement terminates automatically if Mr. Weidong Yin is no longer in the key management position at Sinovac Beijing. In the event that Mr. Weidong Yin is no longer in the key management position at Sinovac Beijing, we would be unable to use the " " trademark on our vaccine products in China. In addition, if Shenzhen Kexing makes a successful claim that our trade name infringes on the " " trademark, we would be unable to use the " " trademark as part of our trade name. However, on January 24, 2006, we applied for " " as the trademark in China for Class 42 (Scientific & Technological Services & Research), which was published for opposition on October 20, 2009, and if eventually registered, would protect our interest in the " " as part of our trade name.

Risk factors

RISKS RELATED TO DOING BUSINESS IN CHINA

Adverse changes in political, economic and other policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our products and materially and adversely affect our competitive position.

All of our business operations are conducted in China, and all of our sales are currently made in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The Chinese economy differs from the economies of most developed countries in many respects, including:

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the extent of government involvement;

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the level of development;

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the growth rate;

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the control of foreign exchange;

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the allocation of resources;

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an evolving regulatory system; and

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lack of sufficient transparency in the regulatory process.

While the Chinese economy has experienced significant growth in the past 20 years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall Chinese economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

The Chinese economy has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of the productive assets in China is still owned by the Chinese government. The continued control of these assets and other aspects of the national economy by the Chinese government could materially and adversely affect our business. The Chinese government also exercises significant control over Chinese economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Efforts by the Chinese government to slow the pace of growth of the Chinese economy could result in hospitals spending less, which in turn could reduce demand for our products.

Moreover, the political relationship among foreign countries and China is subject to sudden fluctuation and periodic tension. Changes in political conditions in China and changes in the state of foreign relations are difficult to predict and could adversely affect our product export and international collaborations. This could lead to a decline in our profitability in the future.

Any adverse change in the economic conditions or government policies in China could have a material adverse effect on overall economic growth and the level of healthcare investments and expenditures in China, which in turn could lead to a reduction in demand for our products and consequently have a material adverse effect on our businesses.

Risk factors

Future changes in laws, regulations or enforcement policies in China could adversely affect our business.

Laws, regulations and enforcement policies in China, including those regulating our business, are evolving and subject to future change. Future changes in laws, regulations or administrative interpretations, or stricter enforcement policies by the Chinese government, could impose more stringent requirements on us, including fines or other penalties. Changes in applicable laws and regulations may also increase our operating costs. Compliance with such requirements could impose substantial additional costs or otherwise have a material adverse effect on our business, financial condition and results of operations. These changes may relax some requirements, which could be beneficial to our competitors or could lower market entry barriers and increase competition. Further, regulatory agencies in China may periodically, and sometimes abruptly, change their enforcement practices. Therefore, prior enforcement activity, or lack of enforcement activity, is not necessarily predictive of future actions. Any enforcement actions against us could have a material and adverse effect on us and the market price of our common shares. In addition, any litigation or governmental investigation or enforcement proceedings in China may be protracted and may result in substantial cost and diversion of resources and management attention, negative publicity, damage to our reputation and decline in the price of our common shares.

We rely on dividends paid by our subsidiaries for our cash needs. If they are unable to pay us sufficient dividends due to statutory or contractual restrictions on their abilities to distribute dividends to us, our various cash needs may not be met.

We are a holding company, and we rely on the dividends paid by our majority-owned subsidiary, Sinovac Beijing, and wholly owned subsidiaries, Tangshan Yian and Sinovac Biological, for our cash needs, including the funds necessary to pay any dividends and other cash distributions to our shareholders, service any debt we may incur and pay our operating expenses. The payment of dividends in China is subject to limitations. Regulations in the PRC currently permit payment of dividends by our PRC subsidiaries only out of accumulated profits as determined in accordance with accounting standards and regulations in China. For instance, Tangshan Yian is required to set aside at least 10% of its after-tax profits each year to contribute to its reserve fund until the accumulated balance of such reserve fund reaches 50% of the registered capital of Tangshan Yian. Tangshan Yian is also required to reserve a portion of its after-tax profits to its employee welfare and bonus fund, the amount of which is subject to its board of directors. Sinovac Beijing is required to set aside, at the discretion of its board of directors, a portion of its after-tax profits to its reserve fund, enterprise development fund and employee welfare and bonus funds. These funds are not distributable in cash dividends. In addition, if Sinovac Beijing, Tangshan Yian or Sinovac Biological incurs debt on its own behalf in the future, the instruments governing the debt may restrict either company's ability to pay dividends or make other distributions to us.

Sinovac may be required by the PRC tax authorities to pay a higher amount of enterprise income tax on capital gains arising out of our restructuring in July 2009 and Sinovac Beijing may be required to assist with the reporting and payment of such tax.

In July 2009, we completed a restructuring by which we transferred our direct 71.56% equity interest in Sinovac Beijing to our wholly owned subsidiary Sinovac Hong Kong for no consideration. However, we have submitted an application to the applicable tax bureau to pay PRC enterprise income tax on capital gains based on the difference between the cost and an appraised value of the equity interest obtained from an appraisal. The tax bureau has not approved our application to date. Because this is a

Risk factors

related party transaction, the PRC tax authorities have the authority to adjust the amount of the consideration deemed paid for PRC enterprise income tax purposes to reflect an arm's length amount in accordance with the transfer pricing rules. Such adjustment could result in the recognition by us of a higher amount of capital gains subject to the PRC enterprise income tax at a rate of 10%. Under the PRC tax law, where both parties to an equity transfer transaction are non-resident enterprises and where the transfer occurs outside the Chinese territory, the non-resident enterprise receiving income must pay taxes to the taxation authority in the locality of the domestic enterprise whose equity was transferred, either directly or through an agent. The domestic enterprise whose equity was transferred must assist the taxation authority in collecting the relevant PRC taxes from the non-resident enterprise. As such, since Sinovac and Sinovac Hong Kong are considered non-PRC tax resident enterprises and the equity transfer occurred outside the PRC, Sinovac must file tax returns by itself or through its designated representative to the applicable tax authority in Beijing. Sinovac Beijing is obligated to assist the taxation authority in collecting taxes from Sinovac. Our estimate of the tax liability is approximately $1.5 million, which is subject to the approval of the PRC tax authority as it has the discretion to assess and determine the final amount. In addition, there is a risk that we may be subject to late payment interest assessed by the PRC tax authorities at a rate of 0.05% per day imposed on the outstanding tax amount as well as other penalties which are difficult to estimate. The amount of our ultimate payment to the tax authority could be higher than our estimate, which may adversely affect our net income attributable to the stockholders.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

We receive all of our revenues in Renminbi, which currently is not a freely convertible currency. A portion of our revenues may be converted into other currencies to meet our foreign currency obligations, including, among others, payment of dividends declared by our subsidiaries. Under China's existing foreign exchange regulations, both Sinovac Beijing and Tangshan Yian are able to pay dividends in foreign currencies without prior approval from the State Administration of Foreign Exchange, or the SAFE, by complying with certain procedural requirements. However, we cannot assure you that the PRC government will not take future measures to restrict access to foreign currencies for current account transactions.

Our PRC subsidiaries' ability to obtain foreign exchange is subject to significant foreign exchange controls and, in the case of amounts under the capital account, requires the approval of and/or registration with PRC government authorities, including the SAFE. In particular, if we finance our PRC subsidiaries by means of foreign currency from us or other foreign lenders, the amount is not allowed to exceed the difference between the amount of total investment and the amount of the registered capital as approved by the Ministry of Commerce and registered with the SAFE. Further, such loans must be registered with the SAFE. If we finance our PRC subsidiaries by means of additional capital contributions, the amount of these capital contributions must first be approved by the relevant government approval authority. These limitations could affect the ability of our PRC subsidiaries to obtain foreign exchange through debt or equity financing.

Fluctuation in the value of the Renminbi may have a material adverse effect on your investment.

The value of the Renminbi against the U.S. dollar, Euro and other currencies is affected by, among other things, changes in China's political and economic conditions and China's foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi was permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy

Risk factors

caused the Renminbi to appreciate approximately 21.5% against the U.S. dollar over the following three years. Since reaching a high against the U.S. dollar in July 2008, however, the Renminbi has traded within a narrow band against the U.S. dollar, remaining within 1% of its July 2008 high but never exceeding it. As a consequence, the Renminbi has fluctuated sharply since July 2008 against other freely traded currencies, in tandem with the U.S. dollar. For example, the Renminbi appreciated approximately 27% against the Euro between July 2008 and November 2008. It is difficult to predict how long the current situation may last and when and how it may change again.

As a portion of our costs and expenses is denominated in Renminbi, a resumption of the appreciation of the Renminbi against the U.S. dollar would further increase our costs in U.S. dollar terms. In addition, as our operating subsidiaries in China receive revenues in Renminbi, any significant depreciation of the Renminbi against the U.S. dollar may have a material adverse effect on our revenues in U.S. dollar terms and financial condition, and the value of, and any dividends payable on, our common shares. For example, to the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us.

Our business benefits from certain government incentives. Expiration of, or changes to, these incentives could have a material adverse effect on our operating results by significantly increasing our tax expenses.

The PRC government provides incentives to "High and New Technology Enterprises," including Sinovac Beijing, and previously provided incentives to foreign-invested enterprises, including Sinovac Beijing and Tangshan Yian, including tax incentives.

On January 1, 2008, The Law of the People's Republic of China on Enterprise Income Tax became effective. Under the new enterprise income tax law and its implementation rules, foreign-invested enterprises, or FIEs, such as Sinovac Beijing and Tangshan Yian, and domestic companies are subject to the enterprise income tax, or the EIT, at a uniform rate of 25%, subject to a transition period during which certain tax incentives previously granted to FIEs may continue. Pursuant to the rules applicable during this transition period, Tangshan Yian is subject to a 25% income tax rate in 2008, but, subject to the approval of the tax authorities, it is eligible for a full exemption from income taxes for two years starting from 2008, and a 50% reduction in income taxes for the next three years.

Preferential tax treatments will continue to be granted to entities that conduct business in encouraged sectors, whether FIEs or domestic companies. Sinovac Beijing reconfirmed its "High and New Technology Enterprises" status according to the new criteria and obtained the corresponding certificate on December 24, 2008 with a three-year valid period. However, during the three-year valid period, if the "High and New Technology Enterprises" criteria are not satisfied, Sinovac Beijing will not be entitled to the preferential income tax rate. Any change in the preferential tax rates or tax holidays currently enjoyed by our subsidiaries will reduce our after-tax profit.

The newly enacted PRC Enterprise Income Tax Law could affect tax exemptions on dividends received by us and increase our enterprise income tax rate.

We are incorporated under the laws of Antigua and Barbuda. As a foreign legal person, dividends derived from our subsidiaries in the PRC were exempt from income tax under PRC law before

Risk factors

January 1, 2008. Under the PRC Enterprise Income Tax Law promulgated on March 16, 2007 and its implementation rules promulgated by the State Council of China on December 6, 2007, if we are deemed as a non-PRC tax resident enterprise without an office or premises in the PRC, withholding tax at the rate of 10% will be applicable to dividends received by us from Tangshan Yian, unless the tax is entitled to reduction or elimination in accordance with any future PRC laws or regulations or an applicable tax treaty between the PRC and Antigua and Barbuda. As of the date of this prospectus supplement, Antigua and Barbuda has not entered into any such tax treaties with the PRC. According to the Mainland and Hong Kong Special Administrative Region Arrangement on Avoiding Double Taxation or Evasion of Taxation on Income agreed between China and Hong Kong in August 2006, dividends paid by a foreign-invested enterprise in China to its direct holding company in Hong Kong will be subject to withholding tax at a rate of no more than 5% (if the foreign investor owns directly at least 25% of the shares of the foreign-invested enterprise for a period of greater than 12 months), or otherwise 10%. Whether the favorable rate will be applicable to dividends received by Sinovac Hong Kong from our PRC subsidiaries is subject to the approval of the PRC tax authorities because it is unclear whether Sinovac Hong Kong is considered as the beneficial owner of the dividends in substance. The PRC tax authorities has the discretion to assess whether a recipient of the PRC-sourced income is only an agent or a conduit, or lacks the requisite amount of business substance, in which case the application of the tax arrangement may be denied. This new withholding tax imposed on dividends paid to us by our PRC subsidiaries would reduce our net income attributable to the stockholders.

In addition, the newly enacted PRC Enterprise Income Tax Law provides that, if an enterprise incorporated outside the PRC has its "de facto management organization" located within the PRC, such enterprise may be recognized as a PRC tax resident enterprise and thus may be subject to enterprise income tax at the rate of 25% on its worldwide income. Under the newly enacted Implementation Rules of the PRC Enterprises Income Tax Law, "de facto management organization" means the organization which is essentially in charge of overall management and control with respect to the operation, personnel, books and accounts, and assets of the enterprise in question. Substantially all members of our management are located in the PRC. As substantially all members of our management continue to be located in the PRC after January 1, 2008, the effective date of the newly enacted PRC Enterprise Income Tax Law and its implementation rules, we may be deemed a PRC tax resident enterprise and therefore be subject to an enterprise income tax rate of 25% on our worldwide income, although the dividends that we receive from our PRC subsidiaries would be exempt from PRC withholding tax if we are recognized as a PRC tax resident.

Under the PRC Enterprise Income Tax Law, dividends payable by us and gains on the disposition of our shares may be subject to PRC taxation.

If we were considered a PRC resident enterprise under the PRC Enterprise Income Tax Law, our shareholders who are deemed non-resident enterprises may be subject to the EIT at the rate of 10% upon the dividends payable by us or upon any gains realized from the transfer of our shares, if such income is deemed derived from China, provided that (i) such foreign enterprise investor has no establishment or premises in China, or (ii) it has an establishment or premises in China but its income derived from China has no real connection with such establishment or premises. If we were required under the PRC Enterprise Income Tax Law to withhold PRC income tax on our dividends payable to our non-PRC enterprise shareholders, or if any gains realized from the transfer of our shares by our non-PRC enterprise shareholders were subject to the EIT, such shareholders' investment in our shares would be materially and adversely affected.

Risk factors

Recent PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability and limit our ability to acquire PRC companies or to inject capital into our PRC subsidiary, limit our PRC subsidiary's ability to distribute profits to us, or otherwise adversely affect our financial position.

SAFE issued a public notice in October 2005, or the SAFE Notice 75, requiring PRC residents to register with the local SAFE branch before establishing or controlling any company outside of China, or an offshore special purpose company, for the purposes of overseas capital raising with assets or equities of PRC companies. In addition, the PRC resident who is the shareholder of an offshore special purpose company is required to amend its SAFE registration with the local SAFE branch, with respect to that offshore special purpose company, in the event of any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over the assets located in China or other material changes in share capital. If any PRC shareholder fails to make the required SAFE registration and amendment, the PRC subsidiaries of that offshore special purpose company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation, to the offshore special purpose company. Moreover, failure to comply with the SAFE registration and amendment requirements described above could result in liability to our PRC beneficial owners or our PRC subsidiaries under PRC laws for evasion of applicable foreign exchange restrictions.

SAFE Notice 75 applies retroactively to PRC residents who have established or controlled an offshore special purpose company that made onshore investments in the PRC prior to the issuance of the SAFE Notice 75. In May 2007, SAFE issued relevant guidance to its local branches with respect to the operational procedures for SAFE registration under SAFE Notice No. 75. This guidance standardized more specific and stringent supervision on registrations relating to SAFE Notice No. 75. Mr. Weidong Yin has made the required SAFE registration with respect to his investments in our company and Mr. Heping Wang has made the SAFE registration only in Beijing in 2007 but not with respect to his indirect investment in Tangshan Yian. The failure of our beneficial owners who are PRC residents to make their SAFE registrations or timely amend their SAFE registrations pursuant to the SAFE Notice 75 or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in the SAFE Notice 75 may subject such beneficial owners or our PRC subsidiaries to fines and legal sanctions and may also result in a restriction on our PRC subsidiaries' ability to distribute profits to us or otherwise adversely affect our business.

As it is uncertain how the SAFE Notice 75 will be interpreted or implemented, we cannot predict how and to what extent it will affect our business operations or future strategy. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends, re-investments of profits and foreign currency-denominated borrowings, which may adversely affect our results of operations and financial condition. In addition, if we decide to acquire a PRC company with equity interests or assets, we or the owners of such company, as the case may be, may not be able to complete the necessary approvals, filings and registrations for the acquisition. This may restrict our ability to implement our acquisition strategy and adversely affect our business and prospects.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from making loans or additional capital contributions to our PRC operating subsidiaries and affiliated entities.

In funding our PRC subsidiaries, we must comply with PRC legal requirements relating to foreign debt registration and to PRC companies' "registered capital" and "total investment." "Registered capital"

Risk factors

refers to the capital contributed to or paid into a PRC company in cash or in kind, and "total investment" refers to the amount of a company's registered capital plus all external borrowings by such company. The amounts of a PRC company's registered capital and total investment are set forth in the company's constitutional documents and approved by the competent government authority in advance and, in the case of Sinovac Beijing and Sinovac Dalian, must be approved by their minority shareholders, China Bioway or Dalian Jin Gang Group, respectively, as well.

Loans by us or Sinovac Hong Kong to Sinovac Beijing, Sinovac Biological, Tangshan Yian or Sinovac Dalian cannot exceed the difference between such company's registered capital and total investment, unless the company has obtained the approval of the approval authority and, in the case of Sinovac Beijing or Sinovac Dalian, the approval of China Bioway or Dalian Jin Gang Group, respectively, to increase the amount of total investment. Further, such loans must be registered with the SAFE or its local counterpart.

We may also decide to finance our PRC subsidiaries by making additional capital contributions. These additional contributions must be approved by the government approval authority and, in the case of Sinovac Beijing or Sinovac Dalian, by China Bioway or Dalian Jin Gang Group, respectively. We cannot assure you that we will be able to obtain these government registrations or approvals, or the approval of China Bioway or Dalian Jin Gang Group, on a timely basis, if at all, with respect to future loans or additional capital contributions by us to our subsidiaries or affiliates. If we fail to receive such registrations or approvals, our ability to capitalize our PRC operations would be negatively affected, which could adversely and materially affect the liquidity of our subsidiaries and our ability to expand our business.

Because we are incorporated under Antigua and Barbuda law, substantially all of our operations, property and assets are located in China and a majority of our directors and officers and substantially all of their assets are located outside of the United States, you may be unable to protect your shareholder rights.

We are incorporated in Antigua and Barbuda. Our corporate affairs are governed by our articles of incorporation and by-laws and by the International Business Corporation Act and common law of Antigua and Barbuda. The rights of shareholders to take legal action against our directors, officers and us, actions by minority shareholders and the fiduciary responsibilities of our directors to us are to a large extent governed by the International Business Corporation Act and common law of Antigua and Barbuda. The common law of Antigua and Barbuda is derived in part from comparatively limited judicial precedent in Antigua and Barbuda as well as from English common law, which has persuasive, but not binding, authority on a court in Antigua and Barbuda. The rights of our shareholders and the fiduciary responsibilities of our directors under Antigua and Barbuda law are not as clearly established as they would be under statutes or judicial precedents in the United States. Among other things, Antigua and Barbuda has a less developed body of securities laws as compared to the United States, and provides significantly less protection to investors. Further, Antigua and Barbuda's body of securities law, and the experience of its courts in addressing corporate and securities law issues of a type often experienced by public companies, is likely less developed than that of some of the other jurisdictions where publicly traded China-based companies are incorporated, such as the Cayman Islands.

It may be difficult or impossible for you to bring an action against us or our directors or officers in Antigua and Barbuda or to enforce or protect your rights under U.S. securities laws or otherwise. Even if you are successful in bringing an action of this kind, you may be unable to enforce a judgment against our assets or the assets of our directors and officers under the laws of Antigua and Barbuda.

Risk factors

There is doubt as to whether Antigua and Barbuda courts would enforce judgments of United States courts obtained in actions against us or our directors or officers that are predicated upon the civil liability provisions of the Securities Act, or in original actions brought against us or such persons predicated upon the Securities Act. There is no treaty in effect between the United States and Antigua and Barbuda providing for such enforcement, and there are grounds upon which Antigua and Barbuda courts may not enforce judgments of United States courts. In addition, Antigua and Barbuda corporations may not have standing to initiate a shareholder derivative action before the federal courts of the United States.

PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. If there are no treaties or reciprocity arrangements between the PRC and a foreign jurisdiction where a judgment is rendered, according to PRC Civil Procedures Law, matters relating to the recognition and enforcement of the foreign judgment in the PRC may be resolved through diplomatic channels. The PRC does not have any treaties or other arrangements with the United States or Antigua and Barbuda that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is generally difficult to enforce in the PRC a judgment rendered by a U.S. or Antigua and Barbuda court.

As a result of all of the above, as well as the fact that substantially all of our property, assets and operations are located in China and all of our directors and officers and substantially all of their assets are located outside of the United States, you may be unable to protect your shareholder interests through actions against us or our management, directors or major shareholders.

RISKS RELATED TO THIS OFFERING

Our management has broad discretion over the use of proceeds from this offering.

Our management has significant flexibility in applying the proceeds that we receive from this offering. Although we intend to use the proceeds from this offering to fund the acquisition and expansion of our production facilities and the enhancement of our production lines, fund the research and development of our product candidates and the expansion of our product pipeline, and general corporate purposes our board of directors retains significant discretion with respect to the use of proceeds (including an undetermined amount for potential acquisitions). The proceeds of this offering may be used in a manner that does not generate favorable returns. In addition, if we use the proceeds to expand our facilities, there can be no assurance that any such expansion would be successfully integrated into our operations or otherwise perform as expected.

We may issue additional common shares, other equity, equity-linked or debt securities, which may materially and adversely affect the price of our common shares. Hedging activities may depress the trading price of our common shares.

We may issue additional equity, equity-linked or debt securities for a number of reasons, including to finance our operations and business strategy, to satisfy our obligations for the repayment of existing indebtedness, or for other reasons. Any future issuances of equity securities or equity-linked securities could substantially dilute your interests and may materially adversely affect the price of our common shares. We cannot predict the timing or size of any future issuances or sales of equity, equity-linked or debt securities, or the effect, if any, that such issuances or sales, including the sale of common shares in this offering, may have on the market price of our common shares. Market conditions could require us to accept less favorable terms for the issuance of our securities in the future.

Risk factors

Substantial future sales or perceived sales of our common shares in the public market could cause the price of our common shares to decline.

Sales of our common shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our common shares to decline. Upon completion of this offering, we will have 52,586,761 common shares outstanding, assuming the underwriters do not exercise their over-allotment option. All common shares sold in this offering will be freely transferable without restriction or additional registration under the Securities Act of 1933. Shares owned by our directors, executive officers and certain other shareholders will be available for sale upon the expiration of the 90-day lock-up period from the date of this prospectus supplement, subject to volume and other restrictions as applicable under Rule 144 and Rule 701 under the Securities Act. Any or all of these shares may be released prior to expiration of the lock-up period at the discretion of the representatives of the underwriters. To the extent shares are released before the expiration of the lock-up period and these shares are sold into the market, the market price of our common shares could decline.

Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $53.8 million, or approximately $62.0 million if the underwriters exercise their over-allotment option in full, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds we receive from this offering for the following purposes:

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up to $30.0 million to fund the acquisition and expansion of production facilities and the enhancement of production lines;

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up to $15.0 million to fund the research and development of our product candidates and the expansion of our product pipeline; and

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the remaining for general corporate purposes (including an undetermined amount for potential acquisitions).

At this time, we have not entered into discussion or negotiation with respect to any potential acquisitions.

The foregoing use of our net proceeds from this offering represents our current intentions based upon our present plans and business condition. The amounts and timing of any expenditure will vary depending on the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. Accordingly, our management will have significant discretion in the allocation of the net proceeds we will receive from this offering. Depending on future events and other changes in the business climate, we may determine at a later time to use the net proceeds for different purposes, including repayment of certain of our outstanding bank borrowings. Pending the use of the net proceeds, we intend to invest the net proceeds in a variety of capital preservation instruments, including short-term, investment-grade, interest-bearing instruments.

 Capitalization

The following table sets forth our capitalization as of September 30, 2009:

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on an actual basis; and

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on an as adjusted basis to give effect to the completion of this offering, assuming the underwriters do not exercise their over-allotment option, after deducting the underwriting discounts and commissions and estimated aggregate offering expenses payable by us.

You should read this table together with our consolidated financial statements and the related notes, the information under "Operating and Financial Review and Prospects" included in our annual report on Form 20-F (as amended) for the year ended December 31, 2008 and our report on Form 6-K filed with the SEC on November 18, 2009.

	As of September 30, 2009
	Actual	As Adjusted

Stockholders' equity:
Common shares, $0.001 par value, 100,000,000 common shares and 50,000,000 preferred shares authorized, 42,583,761 common shares issued and outstanding and 52,583,761(1) common shares issued and outstanding as adjusted	$42,584	$52,584
Additional paid-in capital	42,299,500	96,114,500
Accumulated other comprehensive income	4,218,717	4,218,717
Dedicated reserves	5,549,684	5,549,684
Retained earnings	9,407,160	9,407,160

Total stockholders' equity	61,517,645	115,342,645
Non-controlling interest	9,268,537	9,268,537

Total capitalization	$70,786,182	$124,611,182

(1)
Excludes 3,000 shares issued in October 2009 and January 2010 pursuant to the exercises in September 2009 and December 2009, respectively, of options at an exercise price of $2.69 per share.

Except as disclosed above, there have been no material changes to our capitalization since September 30, 2009.

 Market price information for our common shares

The table below sets forth, for the periods indicated, the high and low closing prices on the American Stock Exchange or NYSE Amex, and the NASDAQ Global Market for our common shares. Our common shares commenced trading on the OTC Bulletin Board on February 21, 2003 and then became listed on the American Stock Exchange, now the NYSE Amex, under the symbol "SVA" on December 8, 2004. Since November 16, 2009, our common shares have been listed on the NASDAQ Global Market under the symbol "SVA."

	Sales Price
	High	Low

2005	7.92	1.65
2006	5.28	1.81
2007	8.33	2.50
2008	5.22	0.75
First quarter	5.22	3.08
Second quarter	4.55	3.25
Third quarter	3.90	2.13
Fourth quarter	2.60	0.75
2009	12.50	1.02
First quarter	1.89	1.02
Second quarter	4.98	1.40
Third quarter	12.50	3.60
Fourth quarter	9.97	5.59
August	9.95	4.50
September	12.50	7.51
October	8.68	6.94
November	9.97	7.07
December	7.63	5.59
2010
January (through January 27)	7.78	6.00

 Dilution

If you invest in our common shares, your interest will be diluted to the extent of the difference between the public offering price per common share and our net book value per common share after this offering. Dilution results from the fact that the public offering price per common share is substantially in excess of the net book value per common share after this offering. Our net book value as of September 30, 2009 was $70.8 million, or $1.66 per common share, based upon 42,583,761 common shares outstanding as of that date. Net book value per common share is calculated by subtracting our total liabilities from our total assets, and dividing this amount by the number of common shares outstanding as of September 30, 2009. Without taking into account any other changes in such net book value after September 30, 2009, other than to give effect to the sale by us of 10,000,000 common shares offered in this offering at a public offering price of $5.75 per common share and after deducting the underwriting discounts and estimated offering expenses payable by us, our as adjusted net book value as of September, 2009 would have been $124.6 million, or $2.37 per common share. This represents an immediate increase in the net book value of $0.71 per common share to our existing shareholders and an immediate dilution in the net book value of $3.38 per common share to purchasers of our common shares in this offering.

The following table illustrates the dilution on a per common share basis:

Public offering price per common share	$5.75
Net book value per common share as of September 30, 2009	1.66
Increase in net book value per common share attributable to new investors in the offering	0.71
As adjusted net book value per common share after giving effect to the offering	2.37
Dilution in net book value per common share to new investors in the offering	3.38

If the underwriters exercise their option in full to purchase 1,500,000 additional common shares in this offering, the as adjusted net book value per common share after the offering would be $2.46 per common share, and the dilution to the new investors would be $3.29 per common share.

The foregoing table does not take into effect further dilution to new investors that could occur upon the exercise of outstanding options having a per share exercise price less than the offering price per share in this offering. As of September 30, 2009, there were:

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1,785,000 common shares issuable upon the exercise of options outstanding; and

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713,800 common shares reserved for future issuance under our stock option plan.

 Dividend policy

We have never declared or paid any dividends, nor do we have any present plan to pay any cash dividends on our common shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Our board of directors has complete discretion on whether to pay dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. Cash dividends on our common shares, if any, will be paid in U.S. dollars.

We are a holding company, and we rely on dividends paid by our operating subsidiaries in China for our cash needs, including the funds necessary to pay dividends and other cash distributions to our shareholders, service any debt we may incur and pay our operating expenses. The payment of dividends in China is subject to limitations. Regulations in the PRC currently permit payment of dividends by our PRC subsidiaries only out of accumulated profits as determined in accordance with accounting standards and regulations in China. Tangshan Yian is required to set aside at least 10% of its after-tax profits each year to contribute to its reserve fund until the accumulated balance of such reserve fund reaches 50% of the registered capital of Tangshan Yian. Tangshan Yian is also required to reserve a portion of its after-tax profits to its employee welfare and bonus fund, the amount of which is subject to its board of directors. Sinovac Beijing and Sinovac Dalian are required to set aside, at the discretion of their boards of directors, a portion of their after-tax profits to their reserve fund, enterprise development fund and employee welfare and bonus funds. These funds are not distributable in cash dividends.

Furthermore, under the PRC Enterprise Income Tax Law promulgated on March 16, 2007 and its implementation rules promulgated by the State Council of China on December 6, 2007, if we are deemed as a non-PRC tax resident enterprise without an office or premises in the PRC, withholding tax at the rate of 10% will be applicable to dividends received by us from Tangshan Yian, unless the tax is entitled to reduction or elimination in accordance with any future PRC laws or regulations or an applicable tax treaty between the PRC and Antigua and Barbuda. As of the date of this prospectus supplement, Antigua and Barbuda has not entered into any such tax treaties with the PRC. Pursuant to the double tax arrangement between Hong Kong and PRC, dividends paid by a foreign-invested enterprise in China to its direct holding company in Hong Kong will be subject to withholding tax at a rate of no more than 5% (if the foreign investor owns directly at least 25% of the shares of the foreign-invested enterprise for a period greater than 12 months), or otherwise 10%. Whether the favorable rate will be applicable to dividends received by Sinovac Hong Kong from our PRC subsidiaries is subject to the approval of the PRC tax authorities because it is unclear whether Sinovac Hong Kong is considered as the beneficial owner of the dividends in substance. The PRC tax authorities have discretion to assess whether a recipient of the PRC-sourced income is only an agent or a conduit, or lacks the requisite amount of business substance, in which case the application of the tax arrangement may be denied. This new withholding tax imposed on dividends paid to us by our PRC subsidiaries would reduce our net income attributable to the stockholders.

 Underwriting

We are offering our common shares described in this prospectus supplement and the accompanying prospectus through the underwriters named below. UBS Securities LLC and Piper Jaffray & Co. are the representatives of the underwriters. We have entered into an underwriting agreement with the underwriters dated the date of this prospectus supplement. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of common shares listed next to its name in the following table:

Underwriters	Number of shares

UBS Securities LLC	5,500,000
Piper Jaffray & Co.	4,500,000

Total	10,000,000

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

Our common shares are offered subject to a number of conditions, including:

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receipt and acceptance of our common shares by the underwriters, and

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the underwriters' right to reject orders in whole or in part.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

OVER-ALLOTMENT OPTION

We have granted the underwriters an option to buy up to an additional 1,500,000 of our common shares. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

COMMISSIONS AND DISCOUNTS

Shares sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.1725 per share from the public offering price. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters, assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 1,500,000 shares:

	No exercise	Full exercise

Per share	$0.2875	$0.2875
Total	$2,875,000	$3,306,250

Underwriting

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $800,000.

NO SALES OF SIMILAR SECURITIES

We, our executive officers and directors have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of the underwriters, subject to limited exceptions, offer, sell, contract to sell or otherwise dispose of or hedge our common shares or securities convertible into or exercisable or exchangeable for our common shares. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement. If (a) during the period that begins on the date that is 15 calendar days plus three business days before the last day of the lock-up period and ends on the last day of the lock-up period, we issue an earnings release or material news or a material event relating to us occurs; or (b) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, then in each case the lock-up restrictions will be extended until the expiration of the date that is 15 calendar days plus three business days after the date on which the issuance of the earnings release or the material news or material event occurs, as applicable. At any time and without public notice, the underwriters may in their sole discretion release all or some of the securities from these lock-up agreements.

INDEMNIFICATION AND CONTRIBUTION

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters and their controlling persons may be required to make in respect of those liabilities.

NASDAQ GLOBAL MARKET LISTING

Our common shares are listed on the NASDAQ Global Market under the symbol "SVA."

PRICE STABILIZATION, SHORT POSITIONS, PASSIVE MARKET MAKING

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common shares, including:

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stabilizing transactions;

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short sales;

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purchases to cover positions created by short sales;

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imposition of penalty bids;

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syndicate covering transactions; and

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passive market making.

Underwriting

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common shares while this offering is in progress. These transactions may also include making short sales of our common shares, which involve the sale by the underwriters of a greater number of common shares than they are required to purchase in this offering. Short sales may be "covered short sales," which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked short sales," which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our common shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise.

In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our common shares on the NASDAQ Global Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on the NASDAQ Global Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker's average daily trading volume in the common shares during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common shares to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

AFFILIATIONS

The underwriters and their affiliates have provided and may provide certain commercial banking, financial advisory and investment banking services for us for which they receive fees.

The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

 Notice to investors

No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of our common shares, or, except as contemplated below, the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or our common shares in any jurisdiction where action for that purpose is required. Accordingly, our common shares may not be offered or sold, directly or indirectly, and neither this prospectus supplement, the accompanying prospectus nor any other offering material or advertisements in connection with our common shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy in any jurisdiction where such offer or solicitation would be unlawful.

EUROPEAN ECONOMIC AREA

In relation to each Member State of the European Economic Area, or EEA, which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from, and including, the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, an offer to the public of our securities which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that, with effect from, and including, the Relevant Implementation Date, an offer to the public in that Relevant Member State of our securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

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to legal entities which are authorized or regulated to operate in the financial markets, or, if not so authorized or regulated, whose corporate purpose is solely to invest in our securities;

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to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

–>
to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

–>
in any other circumstances falling within Article 3(2) of the Prospectus Directive.

provided that no such offer of our securities shall result in a requirement for the publication by us or any underwriter or agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

As used above, the expression "offered to the public" in relation to any of our securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our securities to be offered so as to enable an investor to decide to purchase or subscribe for our securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The EEA selling restriction is in addition to any other selling restrictions set out in this prospectus supplement.

Notice to investors

UNITED KINGDOM

This prospectus supplement is only being distributed to and is only directed at (1) persons who are outside the United Kingdom, (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or Order; or (3) high net worth companies, and other persons to who it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order, all such person together being referred to as "relevant persons." The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

SWITZERLAND

Our securities may not and will not be publicly offered, distributed or re-distributed in or from Switzerland, and neither this prospectus supplement nor any other solicitation for investments in our securities may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of articles 652a or 1156 of the Swiss Federal Code of Obligations or of Article 2 of the Federal Act on Investment Funds of March 18, 1994. This prospectus supplement may not be copied, reproduced, distributed or passed on to others without the underwriters' and agents' prior written consent. This prospectus supplement is not a prospectus within the meaning of Articles 1156 and 652a of the Swiss Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss exchange and may not comply with the information standards required thereunder. We will not apply for a listing of our securities on any Swiss stock exchange or other Swiss regulated market and this prospectus supplement may not comply with the information required under the relevant listing rules. The securities have not been and will not be approved by any Swiss regulatory authority. The securities have not been and will not be registered with or supervised by the Swiss Federal Banking Commission, and have not been and will not be authorized under the Federal Act on Investment Funds of March 18, 1994. The investor protection afforded to acquirers of investment fund certificates by the Federal Act on Investment Funds of March 18, 1994 does not extend to acquirers of our securities.

HONG KONG

Our securities may not be offered or sold in Hong Kong, by means of this prospectus supplement or any document other than to persons whose ordinary business is to buy or sell shares, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong). No advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

SINGAPORE

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289

Notice to investors

of Singapore, or SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where our securities are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; shares of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA, except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to an offer that is made on terms that such shares of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) where the transfer is by operation of law.

JAPAN

Our securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and our securities will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

AUSTRALIA

This prospectus supplement is not a formal disclosure document and has not been lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia) in relation to the securities.

The securities are not being offered in Australia to "retail clients" as defined in section 761G of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to "wholesale clients" as defined in section 761G of the Corporations Act 2001 (Australia) and as such no product disclosure statement in relation to the securities has been prepared.

This prospectus supplement does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our securities, you represent and warrant to us that you are a wholesale client. If any recipient is not a wholesale client, no applications for our securities will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our securities you undertake to us that, for a period of 12 months from the date of issue of the securities, you will not transfer any interest in the securities to any person in Australia other than a wholesale client.

 Legal matters

We are being represented by Latham & Watkins with respect to certain legal matters as to United States federal securities and New York state law. Certain legal matters in connection with the offering will be passed upon for the underwriters by O'Melveny & Myers LLP. The validity of the common shares offered in this offering and certain other legal matters as to Antigua and Barbuda law will be passed upon for us by Rhudd & Associates. Legal matters as to PRC law will be passed upon for us by East Associates Law Firm and for the underwriters by Haiwen & Partners.

Experts

Our consolidated financial statements in our annual report on Form 20-F (as amended) for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

The offices of Ernst & Young LLP are located at Pacific Centre, 700 West Georgia Street, Vancouver, BC Canada, V7Y 1C7.

PROSPECTUS

Common Shares

        We may offer and sell our common shares from time to time in one or more offerings. This prospectus provides you with a general description of the common shares we may offer. Our common shares are listed on the NASDAQ Global Market and trade under the symbol "SVA."

        Each time we sell our common shares, we will provide a supplement to this prospectus that contains specific information about the offering. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.

        Investing in our securities involves risks. See the "Risk Factors" section contained in the applicable prospectus supplement and in the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus. Any representation to the contrary is a criminal offense.

        We may offer our common shares directly to purchasers or through underwriters, dealers or agents to be designated at a future date. See "Plan of Distribution." If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

The date of this prospectus is November 30, 2009.

ABOUT THIS PROSPECTUS

        You should read this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information About Us" and "Incorporation of Documents by Reference."

        In this prospectus, unless otherwise indicated or unless the context otherwise requires,

  •
  "Sinovac," "we," "us," "our company" and "our" refer to Sinovac Biotech Ltd., its predecessor entities and its consolidated subsidiaries;

  •
  "China" or "PRC" refers to the People's Republic of China, excluding, for the purposes of this prospectus and any prospectus supplement, Taiwan and the special administrative regions of Hong Kong and Macau;

  •
  "RMB" or "Renminbi" refers to the legal currency of China; and "$," "US$" or "U.S. dollars" refers to the legal currency of the United States; and

  •
  "shares" or "common shares" refers to our common shares, par value $0.001 per share.

        This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission using a "shelf" registration process. By using a shelf registration statement, we may sell our common shares from time to time and in one or more offerings. This prospectus only provides you with a summary description of our common shares. Each time we sell the common shares, we will provide a supplement to this prospectus that contains the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any of the common shares, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading "Where You Can Find More Information About Us" and "Incorporation of Documents by Reference."

        You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell the common shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

        No representation, warranty or undertaking, express or implied, is made and no responsibility or liability is accepted by the trustee as to the accuracy or completeness of the information included or incorporated by reference in this prospectus or any other information supplied in connection with the securities.

 WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        We file reports and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

        The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

        Our Internet website is www.sinovac.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

        This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as indicated below. Forms of the documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC's Public Reference Room in Washington, D.C., as well as through the SEC's website.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that is filed later.

        We incorporate by reference the documents listed below:

  •
  Our annual report on Form 20-F for the fiscal year ended December 31, 2008 and the amendment thereto filed with the SEC on May 1, 2009 and August 20, 2009, respectively.

  •
  Our reports on Form 6-K filed with the SEC on August 27, 2009 (File No. 001-32371-091038415), August 27, 2009 (File No. 001-32371-091038439), August 27, 2009 (File No. 001-32371-091038477), August 27, 2009 (File No. 001-32371-091038497), August 27, 2009 (File No. 001-32371-091038528), August 27, 2009 (File No. 001-32371-091038532), August 27, 2009 (File No. 001-32371-091038553), August 27, 2009 (File No. 001-32371-091038573), September 28, 2009 (File No. 001-32371-091089391), September 28, 2009 (File No. 001-32371-091089396), September 28, 2009 (File No. 001-32371-091089401), September 28, 2009 (File No. 001-32371-091089407), September 28, 2009 (File No. 001-32371-091089413), September 28, 2009 (File No. 001-32371-091089423), November 18, 2009 (File No. 001-32371-091191965) and November 27, 2009 (File No. 001-32371-091209431).

  •
  The description of our common shares contained in the registration statement on Form 8-A (File No. 001-32371-091179800) filed with the SEC on November 13, 2009, including any amendment and report subsequently filed for the purpose of updating that description.

  •
  With respect to each offering of the common shares under this prospectus, all subsequent reports on Form 20-F and any report on Form 6-K that indicates it is being incorporated by reference, in each case, that we file with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus.

        Our annual report on Form 20-F for the fiscal year ended December 31, 2008, as amended, contains a description of our business and audited consolidated financial statements with a report by our independent auditors. These financial statements are prepared in accordance with accounting principles generally accepted in the United States.

        Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Helen G. Yang
Manager of International Business Development
No.39 Shangdi Xi Road,
Haidian District, Beijing 100085
People's Republic of China
Tel: +86-10-8289-0088
Fax: +86-10-6296-6910
E-mail: yangg@sinovac.com

        You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, any accompanying prospectus supplement and the information incorporated herein and therein by reference may contain "forward-looking" statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. Words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will," "would," or similar expressions, which refer to future events and trends, identify forward-looking statements. These forward-looking statements include, among other things, statements relating to:

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  our future financial performance and projected expenditures;

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  our ability to enter into future collaborations with pharmaceutical, biopharmaceutical and biotechnology companies and academic institutions or to obtain funding from government agencies;

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  our product research and development activities, including the timing and progress of our clinical trials and projected expenditures;

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  our ability to receive regulatory approvals to develop and commercialize our products;

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  our ability to increase our manufacturing capabilities for our products;

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  our projected markets and growth in markets;

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  our staffing needs;

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  our use of the proceeds from this offering; and

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  our plans for sales and marketing.

        We do not guarantee that the transactions and events described in this prospectus or in any prospectus supplement will happen as described or that they will happen at all. You should read this prospectus and any accompanying prospectus supplement completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements made in this prospectus and any accompanying prospectus supplement relate only to events as of the date on which the statements are made. We undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though our situation will change in the future.

        Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control, and reflect future business decisions that are subject to change. Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we make inevitably will not materialize, and unanticipated events may occur which will affect our results. The "Risk Factors" section of this prospectus directs you to a description of the principal contingencies and uncertainties to which we believe we are subject.

OUR COMPANY

        We are a fully integrated, profitable China-based biopharmaceutical company that focuses on the research, development, manufacturing and commercialization of vaccines that protect against human infectious diseases. Our portfolio of regulatory-approved products consists of vaccines against the hepatitis A, hepatitis B and influenza viruses. In 2002, we launched our first product, Healive, which was the first inactivated hepatitis A vaccine developed, produced and marketed in China. In 2005, we received regulatory approvals in China for the production of Bilive, a combination hepatitis A and B vaccine, and Anflu, a split virus influenza vaccine. In April 2008, we received regulatory approvals in China for the production of our whole viron pandemic influenza vaccine, which is approved for sale only to the Chinese national vaccine stockpiling program and will not be sold directly to the commercial market.

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  Healive.  In May 2002, we obtained final PRC regulatory approval for the production of Healive. Healive is the first inactivated hepatitis A vaccine developed in China. The hepatitis A virus, which is endemic in China and other developing countries, primarily impacts the liver by causing it to swell and preventing it from functioning properly. The disease is highly contagious and can be spread by close personal contact with someone carrying the virus, by consuming contaminated food prepared by someone with the disease or by drinking water that has been contaminated by hepatitis A. According to the World Health Organization ("WHO"), as no specific treatment exists for hepatitis A, prevention is the most effective approach against the disease and hepatitis A vaccination provides preexposure protection from hepatitis A virus infection, which is highly recommended by the WHO. Administered intramuscularly, Healive is available in different doses for use by both adults (1.0 ml dose) and children (0.5 ml dose). Our current manufacturing capacity for Healive is 10 million doses per year.

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  Bilive.  In June 2005, we obtained final PRC regulatory approval for the production of Bilive. Bilive is the first and currently the only combined inactivated hepatitis A and B vaccine developed and marketed in China. Bilive is a combination vaccine formulated with purified inactivated hepatitis A virus antigen, which we manufacture, and recombinant (yeast) hepatitis B surface antigen, which we source from a third-party supplier. We began selling this vaccine in July 2005. Similar to hepatitis A, hepatitis B is endemic in China, a major disease worldwide and a serious global public health issue. It is preventable with safe and effective vaccines that have been available since 1982. A substantial percentage of people infected with the hepatitis B virus carry chronic or lifelong infections. The chronically infected are at high risk of death from cirrhosis of the liver or liver cancer.

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  Anflu.  In October 2005, we received final PRC regulatory approval to produce our Anflu vaccine against influenza. We began marketing Anflu in January 2006. The primary influenza vaccine used worldwide is the split virus vaccine, which contains virus particles disrupted by detergent treatment. Our Anflu vaccine is an inactivated split influenza vaccine formulated from three split inactivated virus solutions. Anflu is produced with the virus strains recommended by the WHO each year.

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  Panflu.  In April 2008, Sinovac was granted a production license for Panflu by the China State Food and Drug Administration (SFDA). Panflu is the first and only approved vaccine available in China against the H5N1 influenza virus. Under the production license for Panflu granted by SFDA, the vaccine is solely approved for supply to the Chinese national vaccine stockpiling program and will not be sold directly to the commercial market.

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  Panflu.1.  In September 2009, Sinovac was granted a production license for Panflu.1 by the SFDA. Panflu.1 is the first approved vaccine in China against the influenza A H1N1 virus.

        We sold approximately 2.6 million, 5.1 million, 6.9 million and 5.0 million doses of Healive, respectively, in 2006, 2007, 2008 and in the first nine months of 2009. We sold approximately 55,000, 12,000, 255,000 and 708,000 doses of Bilive, respectively, in 2006, 2007, 2008 and in the first nine months of 2009. We sold approximately 77,000, 1.6 million, 1.5 million and 4.4 million doses of Anflu, respectively, in 2006, 2007, 2008 and in the first nine months of 2009. We started to sell Panflu in August 2009 and Panflu.1 in September 2009. We sold approximately 20,000 and 586,000 doses of Panflu and Panflu.1 in the first nine months of 2009.

        Our pipeline consists of vaccine candidates in the pre-clinical and clinical development phases in China, including human vaccines for the EV71, pneumococcal, haemophilus influenzae type b (Hib), meningitis, Japanese encephalitis and rabies currently in pre-clinical development, a vaccine for the SARS virus that has completed a Phase I clinical trial and a split viron vaccine for the H5N1 influenza virus that has completed a Phase II clinical trial. Our pipeline also includes a vaccine for rabies in animals that is currently in field trials.

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  EV71 virus.  Enterovirus 71, or EV71, causes hand, foot, and mouth disease, or HFMD, among children. HFMD is a common and usually mild childhood disease, but is associated with neurological disease in a small proportion of cases. There have been a number of outbreaks of EV71 HFMD in the Asia-Pacific region since 1997. Outbreaks have been reported in Malaysia (1997), Taiwan, China (1998, 2008), Australia (1999) and Singapore (2000) among other areas in the region. There is no specific treatment for enterovirus infections and no vaccine is currently available. In 2007, total reported cases were 83,344, among which 17 cases were fatal. According to a WHO report dated May 7, 2008, as of May 5, 2008, 4,496 cases of EV71 HFMD were reported among infants and young children in Fuyang City, Anhui Province, China, since the beginning of 2008, resulting in 22 deaths.

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  Pneumococcal Conjugate Vaccine.  Pneumococcal is a leading cause of serious illness in children and adults throughout the world. The disease is caused by a common bacterium, the pneumococcus, which can attack different parts of the human body. At least one million children die of pneumococcal disease every year, most of these being young children in developing countries. In the developed world, elderly persons carry the major disease burden. Currently, in China, the similar kind of product is only available from Wyeth. No local producer has the license to supply this vaccine.

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  Haemophilus Influenzae Type b (Hib).  Haemophilus influenzae type b (Hib) is a bacterium responsible for severe pneumonia, meningitis and other invasive diseases almost exclusively in children aged less than five years. It is transmitted through the respiratory tract from infected to susceptible individuals. The vaccine is now used in the routine immunization schedule of more than 100 countries and WHO recommends the use of Hib conjugate vaccines in all countries.

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  Meningitis.  Bacterial meningitis remains a serious threat to global health, accounting for an estimated annual 170,000 deaths worldwide. Even with antimicrobial therapy and the availability of sophisticated intensive care, case fatality rates remain at 5% to 10% in industrialized countries, and are even higher in the developing world. Between 10% to 20% of survivors develop permanent sequelae such as epilepsy, mental retardation or sensorineural deafness.

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  Japanese encephalitis.  The Japanese encephalitis, or JE, virus is a mosquito-borne virus that can infect the central nervous system in human beings and animals. We are in the pre-clinical stages of development for a new and potentially safer inactivated JE vaccine. We believe our production technology can increase manufacturing yield, simplify operations and stabilize cultivation conditions, all of which facilitate large-scale automated production. In 2008, we completed preclinical trials and prepared the application for clinical trials, which was filed with the SEDA in January 2009.

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  SARS.  The SARS epidemic claimed 774 lives worldwide in 2003. We believe we were the first company to complete a Phase I clinical trial of an inactivated SARS vaccine, which demonstrated no serious adverse reactions. We completed our Phase I clinical trial in December 2004. Phase II and Phase III trials will need to be carried out before the vaccine can be sold commercially. As the SARS epidemic has subsided, we currently are not proceeding with further clinical trials. However, should another outbreak occur in the future, we believe we can rapidly initiate Phase II and III trials.

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  Split viron pandemic influenza vaccine.  Our split viron pandemic influenza vaccine has been developed in conjunction with our whole viron pandemic influenza vaccine. Split viron vaccines are considered to have a better safety profile than whole viron vaccines. This product has been developed to address the needs of the elderly and young children, who may respond less positively to our whole viron pandemic influenza vaccine than to a split viron vaccine. Phase I and II clinical trials have been completed.

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  Rabies in humans.  Rabies is an infection of the central nervous system acquired through the bite of a rabid animal. The WHO recognizes rabies as the infectious disease with the highest fatality rate in humans, which is 100% when left untreated. Rabies is prevalent in China and the only preventative treatment against rabies in humans is vaccination. We are conducting pre-clinical trials of a human rabies vaccine, which are nearing completion.

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  Rabies in animals.  Animal vaccination can reduce the incidence of rabies in humans by reducing human contact with rabid animals. We have obtained approval from China's Ministry of Agriculture to conduct field trials of our internally developed inactivated animal rabies vaccine, which we recently initiated.

        In November 2009, we entered into a joint venture agreement with Dalian Jin Gang Group to establish Sinovac (Dalian) Vaccine Technology Co., Ltd., or Sinovac Dalian. Subject to the approval of PRC government, Sinovac Dalian will focus on the research, development, manufacturing and commercialization of vaccines for human use. Pursuant to the joint venture agreement, we will make an initial cash contribution of RMB60 million (US$8.8 million) and Dalian Jin Gang Group will make an asset contribution of RMB140 million (US$22.5 million), including manufacturing facilities, production lines and land use rights. We have also entered into an equity transfer agreement with Dalian Jin Gang Group. Under this equity transfer agreement, we have agreed to increase our shareholding in Sinovac Dalian to 55% through purchasing 25% equity interest of Sinovac Dalian from Dalian Jin Gang Group for a consideration of RMB50 million (US$7.5 million) on or before December 31, 2010.

        Our common shares commenced trading on the OTC Bulletin Board on February 21, 2003 and then became listed on the American Stock Exchange, now the NYSE Amex, under the symbol "SVA" on December 8, 2004. Since November 16, 2009, our common shares have been listed on the NASDAQ Global Market under the symbol "SVA."

RISK FACTORS

        Please see the factors set forth under the heading "Item 3. Key Information—Risk Factors" in our most recently filed annual report on Form 20-F, which is incorporated in this prospectus by reference, and, if applicable, in any accompanying prospectus supplement before investing in any of the securities that may be offered pursuant to this prospectus.

USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

ENFORCEABILITY OF CIVIL LIABILITIES

        We are incorporated in Antigua and Barbuda. A majority of our directors and executive officers reside outside the United States and a substantial portion of the assets of our company and these persons are located outside the United States. As a result, it may be difficult for investors to effect service of process upon these persons within the United States or to enforce against us or these persons in US courts, judgments obtained in US courts, including judgments based on the civil liability provisions of the federal securities laws of the United States. In addition, it may be difficult for investors to enforce, in original actions brought in courts in jurisdictions located outside the United States, liabilities based on the US federal securities laws. We have been advised by our Antigua and Barbuda legal adviser, Rhudd & Associates, that there is uncertainty as to whether the courts of Antigua and Barbuda would enforce judgments of United States courts obtained against us or these persons predicated upon the civil liability provisions of the United States federal and state securities laws or in original actions brought in Antigua and Barbuda, liabilities against us or these persons predicated upon the United States federal and state securities laws. We have appointed Law Debenture Corporate Services Inc., located at 400 Madison Avenue, 4th Floor, New York, as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any State of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

        A final and conclusive judgment in federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes or other similar charges, fines, other penalties or multiple damages, may be subject to enforcement proceedings as a debt in a court of Antigua and Barbuda under the common law doctrine of obligation. Among other things, in order for this type of judgment to be enforced in Antigua and Barbuda, it is necessary to demonstrate that the court that gave the judgment was competent to hear the action in accordance with private international law principles as applied in Antigua and Barbuda and that the judgment is not contrary to public policy in Antigua and Barbuda, has not been obtained by fraud or in proceedings contrary to natural justice and was not based on error in Antigua and Barbuda law.

        We have been advised by East Associates Law Firm, our PRC legal adviser, that there is uncertainty as to whether the courts of the PRC would enforce judgments of United States courts obtained against us or these persons predicated upon the civil liability provisions of the United States federal and state securities laws or in original actions brought in the PRC, liabilities against us or these persons predicated upon the United States federal and state securities laws. East Associates Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. If there are no treaties or reciprocity arrangements between the PRC and a foreign jurisdiction where a judgment is rendered, according to PRC Civil Procedures Law, matters relating to the recognition and enforcement of the foreign judgment in the PRC may be resolved through diplomatic channels. The PRC does not have any treaties or other arrangements with the United States or Antigua and Barbuda that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is generally difficult to enforce in the PRC a judgment rendered by a US or Antigua and Barbuda court.

DESCRIPTION OF COMMON SHARES

        We are an Antiguan company with limited liability, and our affairs are governed by our articles of incorporation and by-laws and the International Business Corporations Act. The following are summaries of material provisions of our articles of incorporation, by-laws and the International Business Corporations Act.

        As of the date of this prospectus, our authorized share capital consists of 100,000,000 common shares of par value US$0.001 each and 50,000,000 preferred shares. As of the date of this prospectus, 42,585,261 common shares were issued and outstanding and no preferred shares were issued and outstanding.

General

        All of our outstanding common shares are fully paid and non-assessable. The common shares are issued in registered form. Holders of common shares are entitled to receive share certificates. Our shareholders who are non-residents of Antigua may freely hold and vote their common shares.

Dividends

        The holders of our common shares are entitled to such dividends as may be declared by our board of directors subject to the International Business Corporations Act.

Voting rights

        Each common share is entitled to one vote on all matters upon which the common shares are entitled to vote.

        A quorum required for a meeting of shareholders consists of shareholders who hold at least a majority of our shares at the meeting present in person or by proxy. Shareholders' meetings are held annually and may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate at least five percent of our issued share capital. Advance notice of at least 21 days is required for the convening of our annual general meeting and other shareholders meetings.

        Unless the International Business Corporations Act otherwise requires, resolutions to be passed by the shareholders requires a simple majority vote. Certain important matters such as changes to our by-laws require a resolution passed by a vote of shareholders holding a majority of all the outstanding and issued shares.

Transfer of Common Shares

        Our shareholders may transfer common shares by endorsing the relevant share certificates, completing a share transfer form or by other proper evidence of succession, assignment or authority to transfer.

Liquidation

        On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of common shares), assets available for distribution among the holders of common shares shall be distributed among the holders of the common shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Inspection of Books and Records

        Holders of our common shares will have no general right under Antigua law to inspect or obtain copies of our list of shareholders or our corporate records. They may, however, access such corporate information as is publicly available in the Companies Registry in St. John's, Antigua. We will also provide our shareholders with annual audited consolidated financial statements.

Changes in Capital

        We may from time to time by a resolution passed by a majority of the shares entitled to vote:

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  increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution may prescribe;

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  consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

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  sub-divide our existing shares, or any of them into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived;

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  cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person.

        We may reduce our share capital and any capital redemption reserve in any manner authorized by law by a resolution that is passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution.

Differences In Corporate Law

        The International Business Corporation Act is modeled after English law but does not follow many recent English law statutory enactments. In addition, the International Business Corporation Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the International Business Corporation Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

        Antigua and Barbuda law does not provide for mergers as that expression is understood under United States corporate law. However, there are statutory provisions for amalgamation that facilitate the consolidation of companies, provided that the arrangement is approved by a majority number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement may be, but is not required to be, sanctioned by the High Court of Antigua and Barbuda. While a dissenting shareholder has the right to express to the court his view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

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  the statutory provisions as to the dual majority vote have been met;

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  the shareholders have been fairly represented at the meeting in question;

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  the arrangement is such that a businessman would reasonably approve; and

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  the arrangement is not one that would more properly be sanctioned under some other provision of the International Business Corporation Act.

        When a take-over offer is made and accepted (within four months) by holders of 90% of the shares affected, the offerer may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the High Court of Antigua and Barbuda but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

        If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders' Suits

        We are not aware of any reported class action or derivative action having been brought in a court in Antigua and Barbuda. In principle, the company itself will normally be the proper claimant in actions against directors, and derivative actions may not generally be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in Antigua and Barbuda, there are exceptions to the foregoing principle, including when:

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  a company acts or proposes to act illegally or ultra vires;

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  the act complained of, although not ultra vires, required a special resolution, which was not obtained; and

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  those who control the company are perpetrating a "fraud on the minority."

Directors' Fiduciary Duties

        Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation. As a matter of Antigua and Barbuda law, a director of an Antigua and Barbuda company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit out of his position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third-party. A director of an Antigua and Barbuda company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in Antigua and Barbuda.

Shareholder Action by Written Consent

        Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Antigua and Barbuda law and our by-laws provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

        Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. Antigua and Barbuda law and our by-laws allow our shareholders holding not less than five per cent of the paid up voting share capital of the Company to requisition a shareholder's meeting. We are obligated under our by-laws to call shareholders' annual general meetings.

Cumulative Voting

        Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder's voting power with respect to electing such director. As permitted under Antigua and Barbuda law, our by-laws will not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

        Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our by-laws, directors can be removed by a majority vote of the shareholders.

Transactions with Interested Shareholders

        The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target's outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a

Delaware public corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

        Antigua and Barbuda law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Antigua and Barbuda law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

        Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the International Business Corporations Law, our company may be dissolved, liquidated or wound up only by the vote of holders of two-thirds of our shares voting at a meeting or the unanimous written resolution of all shareholders.

Variation of Rights of Shares

        Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Antigua and Barbuda law and our by-laws, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the vote at a class meeting of holders of two-thirds of the shares of such class or unanimous written resolution.

Amendment of Governing Documents

        Under the Delaware General Corporation Law, a corporation's governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Antigua and Barbuda law, our by-laws may only be amended with the vote of holders representing a majority of all our shares voting issued and outstanding or the unanimous written resolution of all shareholders.

Indemnification of Directors and Executive Officers and Limitation of Liability

        Antigua and Barbuda law does not limit the extent to which a company's by-laws may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Antigua and Barbuda courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our by-laws permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from negligence or illegal action of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law to a Delaware corporation.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

        We have obtained directors and officers insurance providing indemnification for our directors for certain liabilities.

Anti-takeover Provisions in the By-laws

        Some provisions of our by-laws may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

        However, under Antigua and Barbuda law, our directors may only exercise the rights and powers granted to them under our by-laws for what they believe in good faith to be in the best interests of our company.

Rights of Non-resident or Foreign Shareholders

        There are no limitations imposed by our by-laws on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our by-laws governing the ownership threshold above which shareholder ownership must be disclosed.

TAXATION

Antigua and Barbuda Taxation

        We and our securities holders, other than those resident in Antigua and Barbuda, are exempt from Antigua and Barbuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax. We are not subject to stamp or other similar duty on the issuance, transfer or redemption of our common shares. Under Section 276 of the International Business Corporations Act of Antigua and Barbuda, the tax exemption we and our securities holders currently enjoy will continue in effect for a period of 50 years from our date of incorporation, which is March 1, 1999. No reciprocal income tax treaty affecting us exists between Antigua and Barbuda and the United States.

United States Federal Income Taxation

        The following discussion describes the material US federal income tax consequences to US Holders (defined below) under present law of an investment in our common shares. This summary applies only to US Holders that hold our common shares as capital assets and have the US dollar as their functional currency. This discussion is based on the tax laws of the United States as in effect on the date of this prospectus and on US Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

        The following discussion does not deal with the tax consequences to any particular investor or to persons in special tax situations such as:

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  banks;

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  insurance companies;

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  regulated investment companies;

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  real estate investment trusts;

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  broker-dealers;

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  US expatriates;

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  traders that elect to mark to market;

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  tax-exempt entities;

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  persons liable for alternative minimum tax;

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  persons holding a common share as part of a straddle, hedging, conversion or integrated transaction;

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  persons that actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

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  partnerships or other pass-through entities; or

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  persons holding our common shares through partnerships or other pass-through entities.

INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE US FEDERAL INCOME TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE ESTATE AND GIFT, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES.

        The discussion below of the US federal income tax consequences to "US Holders" will apply if you are a beneficial owner of our common shares and you are, for US federal income tax purposes:

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  an individual who is a citizen or resident of the United States;

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  a corporation (or other entity taxable as a corporation for US federal income tax purposes) created or organized under the laws of the United States, any State thereof or the District of Columbia;

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  an estate, the income of which is subject to US federal income taxation regardless of its source; or

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  a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more US persons for all substantial decisions or (2) has a valid election in effect under applicable US Treasury regulations to be treated as a US person.

        If a partnership (or other entity taxable as a partnership for US federal income tax purposes) is a beneficial owner of our common shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in such partnership, you should consult your tax advisors.

Taxation of Dividends and Other Distributions on Our Common Shares

        Subject to the PFIC rules discussed below, the gross amount of any distributions we make to you with respect to our common shares generally will be includible in your gross income in the year received as dividend income to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under US federal income tax principles). To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, such excess amount will be treated first as a tax-free return of your tax basis in your common shares, and then, to the extent such excess amount exceeds your tax basis, as capital gain. Any dividends we pay will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other US corporations.

        With respect to certain non-corporate US Holders, including individual US Holders, for taxable years beginning before January 1, 2011, dividends may constitute "qualified dividend income" eligible to be taxed at the preferential rate applicable to capital gains (currently a maximum rate of 15 percent), provided that (1) our common shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are neither a PFIC nor treated as such with respect to you (as discussed below) for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met. Under Internal Revenue Service authority, common shares are considered for the purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the NASDAQ Global Market, as our common shares are. If we are treated as a PRC tax resident enterprise under the new EIT law, we may be eligible for the benefits of the income tax treaty between the United States and the PRC. See "Taxation—PRC Taxation." You should consult your tax advisors regarding the availability of the lower capital gains rate applicable to qualified dividend income for dividends paid with respect to our common shares.

        Dividends generally will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the US foreign tax credit limitation generally will be limited to the gross amount of the dividend, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest tax rate normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our common shares generally will constitute "passive category income" but could, in the case of certain US Holders, constitute "general category income."

        If PRC withholding taxes apply to dividends paid to you with respect to the common shares, subject to certain conditions and limitations, such PRC withholding taxes may be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. For more information, see "Taxation—PRC Taxation." The rules relating to the determination of the foreign tax credit are complex and you should consult your tax advisors regarding the availability of a foreign tax credit in your particular circumstances.

Taxation of Disposition of Our Common Shares

        Subject to the PFIC rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a common share equal to the difference between the amount realized for the common share and your tax basis in the common share. Your tax basis in our common shares will generally equal the cost of such shares. The gain or loss generally will be capital gain or loss. If you are a non-corporate US Holder, including an individual US Holder, who has held the common share for more than one year, you will be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize generally will be treated as US source income or loss for foreign tax credit limitation purposes. However, if we are treated as a "resident enterprise" for PRC tax purposes, we may be eligible for the benefits of the income tax treaty between the United States and the PRC. In such event, if PRC tax were to be imposed on any gain from the disposition of the common shares, a US Holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may elect to treat the gain as PRC source income. For more information, see "Taxation—PRC Taxation." You should consult your tax advisors regarding the proper treatment of gain or loss in your particular circumstances.

Passive Foreign Investment Company

        Based on the market price of our common shares, the value of our assets, and the composition of our income and assets, we do not believe that we were a passive foreign investment company, or PFIC, for US federal income tax purposes for our taxable year ended December 31, 2008. In addition, we do not expect to be a PFIC for US federal income tax purposes for our current taxable year ending on December 31, 2009 or any future taxable year. However, our actual PFIC status for any taxable year will not be determinable until after the close of such taxable year, and, accordingly, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year. No ruling from the Internal Revenue Service or opinion of counsel has been or will be sought with respect to our status as a PFIC.

        A non-US corporation will be a PFIC for any taxable year if either:

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  at least 75% of its gross income for such year is passive income, or

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  at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

        For purposes of the PFIC rules, passive income includes, among other things, dividends, interest, royalties, rents, annuities, and net gains from certain commodity and foreign currency transactions, subject to certain exceptions. Passive income generally does not include rents and royalties derived from the active conduct of a trade or business (other than from a related person).

        We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

        We must make a separate determination after the close of each year as to whether we were a PFIC for that year. The composition of our income and assets will be affected by how, and how quickly, we use any cash we generate from our operations or raise in any offering. Because the value of our assets for purposes of the PFIC test will generally be determined by reference to the market price of our common shares, fluctuations in the market price of our common shares may cause us to become a PFIC for any year. If we are a PFIC for any year during which you hold our common shares, we generally will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold our common shares, unless we cease to be a PFIC and you make a "deemed sale" election with respect to our common shares. If such election is made, you will be deemed to have sold common shares you hold at their fair market value and any gain from such deemed sale would be subject to the consequences described below. After the deemed sale election, your common shares with respect to which such election was made will not be treated as shares in a PFIC unless we subsequently become a PFIC.

        For each taxable year we are treated as a PFIC with respect to you, you will be subject to special tax rules with respect to any "excess distribution" you receive and any gain you realize from a sale or other disposition (including a pledge) of the common shares, unless you make a "mark-to-market" election as discussed below. In addition, a step-up in the tax basis of stock in a PFIC may not be available upon the death of an individual US Holder. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the common shares will be treated as an excess distribution. Under these special tax rules:

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  the excess distribution or realized gain will be allocated ratably over your holding period for the common shares,

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  the amount allocated to the current taxable year, and any taxable years in your holding period prior to the first taxable year in which we became a PFIC, will be treated as ordinary income, and

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  the amount allocated to each other year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

        The tax liability for amounts allocated to years prior to the year of disposition or excess distribution cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the common shares cannot be treated as capital, even if you hold the common shares as capital assets.

        If we are treated as a PFIC with respect to you for any taxable year, to the extent any of our subsidiaries are also PFICs, you will be deemed to own shares in such lower-tier PFICs that are directly or indirectly owned by us in that proportion that the value of the common shares you own bears to the value of all of our common shares, and you may be subject to the adverse tax consequences described above with respect to the shares of such lower-tier PFICs that you would be deemed to own. You should consult your tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

        Alternatively, a US Holder of "marketable stock" (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the common shares, you will include in income for each year that we are a PFIC an amount equal to the excess, if any, of the fair market value of the common shares as of the close of your taxable year over your adjusted basis in such common shares. You will be allowed a deduction for the excess, if any, of the adjusted basis of the common shares over their fair market value as of the close of the taxable year. However, deductions will be allowable only to the extent of any net mark-to-market gains on the common shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the common shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the common shares, as well as to any loss realized on the actual sale or disposition of the common shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such common shares. Your basis in the common shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations that are not PFICs would apply to distributions by us except that the preferential rates with respect to "qualified dividend income" would not apply.

        The mark-to-market election is available only for "marketable stock," which generally is defined as stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter ("regularly traded") on a qualified exchange or other market, as defined in applicable US Treasury regulations. Our common shares are listed on the NASDAQ Global Market, which is a qualified exchange or other market for these purposes. Consequently, if the common shares remain listed on the NASDAQ Global Market and are regularly traded, and you are a holder of common shares, we expect that the mark-to-market election would be available to you if we become a PFIC. Because a mark-to-market election cannot be made for equity interests in any lower-tier PFICs that we own, a U.S. Holder may continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

        In general, if a non-US corporation is a PFIC, as an alternative to the mark-to-market election, a holder of shares in that corporation may avoid taxation under the PFIC rules described above by making a "qualified electing fund" election to include in income its share of the corporation's income on a current basis. However, you may make a qualified electing fund election with respect to your common shares only if we furnish you annually with certain tax information, and we currently do not intend to prepare or provide such information.

        If you hold common shares in any year in which we are treated as a PFIC with respect to you, you will be required to file Internal Revenue Service Form 8621 regarding distributions received on the common shares and any gain realized on the disposition of the common shares.

        You are urged to consult your tax advisor regarding the application of the PFIC rules to your investment in our common shares.

Information Reporting and Backup Withholding

        Dividend payments with respect to our common shares and proceeds from the sale, exchange or redemption of our common shares may be subject to information reporting to the Internal Revenue Service and possible US backup withholding at a current rate of 28%. Backup withholding will not apply, however, to a US Holder that furnishes a correct taxpayer identification number and makes any other required certification or that is otherwise exempt from backup withholding. US Holders that are required to establish their exempt status generally must provide such certification on Internal Revenue Service Form W-9. US Holders should consult their tax advisors regarding the application of the US information reporting and backup withholding rules.

        Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your US federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information in a timely manner.

PRC Taxation

        Under the former PRC Income Tax Law for Enterprises with Foreign Investment and Foreign Enterprises, any dividends payable by foreign-invested enterprises to non-PRC investors were exempt from any PRC withholding tax. In addition, any interest or dividends payable, or distributions made, by us to holders or beneficial owners of our common shares would not have been subject to any PRC tax, provided that such holders or beneficial owners, including individuals and enterprises, were not deemed to be PRC residents under the PRC tax law and had not become subject to PRC tax.

        Under the new EIT law, which took effect as of January 1, 2008, enterprises established under the laws of non-PRC jurisdictions but whose "de facto management body" is located in China are considered "resident enterprises" for PRC tax purposes. Under the implementation regulations issued by the State Council relating to the new EIT law, "de facto management bodies" are defined as the bodies that have material and overall management control over the business, personnel, accounts and properties of an enterprise. Substantially all of our management are currently based in China, and may remain in China in the future. If we were treated as a "resident enterprise" for PRC tax purposes, we would be subject to PRC income tax on our worldwide income at a uniform tax rate of 25%, but dividends received by us from our PRC subsidiaries may be exempt from the income tax.

        Under the new EIT law and its implementation regulations, dividends paid to a non-PRC investor are generally subject to a 10% PRC withholding tax, if such dividends are derived from sources within China and the non-PRC investor is considered to be a non-resident enterprise without any establishment or place of business within China or if the dividends paid have no connection with the non-PRC investor's establishment or place of business within China, unless such tax is eliminated or reduced under an applicable tax treaty. Similarly, any gain realized on the transfer of common shares by such investor is also subject to a 10% PRC withholding tax if such gain is regarded as income derived from sources within China, unless such tax is eliminated or reduced under an applicable tax treaty.

        If we were considered a PRC "resident enterprise," it is possible that the dividends we pay with respect to our common shares, or the gain you may realize from the transfer of our common shares, would be treated as income derived from sources within China and be subject to the 10% PRC withholding tax.

PLAN OF DISTRIBUTION

        We may sell or distribute the securities offered by this prospectus, from time to time, in one or more offerings, as follows:

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  through agents;

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  to dealers or underwriters for resale;

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  directly to purchasers; or

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  through a combination of any of these methods of sale.

        The prospectus supplement may state or supplement the terms of the offering of the securities.

        In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

        Our securities distributed by any of these methods may be sold to the public, in one or more transactions, either:

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  at a fixed price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to prevailing market prices; or

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  at negotiated prices.

Sale through Underwriters or Dealers

        If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. The underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. The underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The applicable prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

        We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will agree to use its commonly reasonable efforts to solicit purchases for the period of its appointment.

        We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

        If the applicable prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

        Unless the applicable prospectus supplement states otherwise, the offered securities will be a new issue and will have no established trading market. We may elect to list the offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

        Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934, as amended. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

        Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

        We and the underwriters may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Loans of Securities

        We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement.

General Information

        Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our affiliates, in the ordinary course of business for which they may receive customary compensation.

 VALIDITY OF THE SECURITIES

        The validity of the common shares offered hereby will be passed upon for us by Rhudd & Associates.

EXPERTS

        The consolidated financial statements of Sinovac Biotech Ltd. (the "Company") appearing in its Annual Report on Form 20-F (as amended) for the year ended December 31, 2008, and the effectiveness of the Company's internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of the Company's internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

        The offices of Ernst & Young LLP are located at Pacific Centre, 700 West Georgia Street, Vancouver, BC Canada, V7Y 1C7.